Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 4, 2011 (the “Agreement Date”) by and among GigOptix, Inc., a Delaware corporation (“GigOptix”), Aerie Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of GigOptix (“Merger Sub”), and Endwave Corporation, a Delaware corporation (“Endwave”), with respect to the following facts:

A. The respective boards of directors of GigOptix, Merger Sub and Endwave have approved and declared advisable the merger of Merger Sub with and into Endwave (the “Merger”), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

B. Pursuant to the Merger, among other things, the outstanding shares of Endwave Common Stock, $0.001 par value (“Endwave Common Stock”), will be converted into the right to receive shares of GigOptix Common Stock, $0.001 par value (“GigOptix Common Stock”), at the rate set forth herein.

C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. At the Effective Time (as defined in Section 1.02) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), (i) Merger Sub shall be merged with and into Endwave, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Endwave shall be the surviving corporation. Endwave, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 8:00 a.m., local time, on a date to be agreed by the parties but not before May 1, 2011, which if not so agreed shall be the third business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those that by their nature are satisfied at the Closing) (the “Closing Date”). The Closing shall take place at the offices of Nixon Peabody LLP, Two Palo Alto Square, 3000 El Camino Real, Suite 250, Palo Alto, CA 94306, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the “Effective Time”).

Section 1.03 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Endwave and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Endwave and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.04 Certificate of Incorporation; Bylaws.

(a) From and after the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended as reasonably directed by GigOptix, which amendment shall be set forth in the Certificate of Merger.

(b) From and after the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

Section 1.05 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

Section 1.06 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. All other terms shall have the definitions set forth elsewhere in this Agreement.

(a) “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

(b) “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(c) “Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

(d) “Books and Records” means (i) all product, business and marketing plans, sales and promotional literature and artwork relating to the assets of (A) Endwave or the Endwave Business or (B) GigOptix or the GigOptix Business, as the case may be, (ii) all books, records, lists, ledgers, financial data, files, reports, Returns and related work papers and letters from accountants, budgets, pricing guidelines, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, product and design manuals, plans, drawings, technical manuals, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, environmental studies and plans, and operating records of every kind relating to the assets of (A) Endwave or the Endwave Business or (B) GigOptix or the GigOptix Business, as the case may be (including records and lists of customers, distributors, suppliers and personnel) and (iii) all telephone and fax numbers used in the Endwave Business or the GigOptix Business, as the case may be, and in each case whether maintained as hard copy or stored in computer memory, in each of (i)-(iii) to the extent owned or possessed by Endwave or its Subsidiaries or GigOptix and its Subsidiaries, as the case may be.

(e) “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(f) “Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of Endwave or GigOptix, as the case may be, whether in tangible or electronic form, whether owned by Endwave or GigOptix, as the case may be, or held by Endwave or GigOptix, as the case may be, under any licenses or sublicenses (or similar grants of rights).

(g) “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

(h) “Endwave Balance Sheet” means Endwave’s unaudited balance sheet as of the Endwave Balance Sheet Date.

(i) “Endwave Balance Sheet Date” means December 31, 2010.

(j) “Endwave Certificate” means a certificate that immediately prior to the Effective Time represented shares of Endwave Common Stock.

(k) “Endwave Option Plan” means the 2007 Equity Incentive Plan of Endwave, as amended from time to time.

(l) “Endwave Options” means options to purchase shares of Endwave Common Stock issued pursuant to an Endwave Option Plan.

(m) “Endwave Restricted Units” means restricted stock units of Endwave Common Stock issued pursuant to an Endwave Option Plan or otherwise.

(n) “Endwave Stock Awards” means the Endwave Options and the Endwave Restricted Units.

(o) “Endwave Stock Purchase Plan” means the 2000 Employee Stock Purchase Plan of Endwave, as amended from time to time.

(p) “Endwave Stockholders” means the holders of shares of Endwave Common Stock immediately prior to the Effective Time (including holders of shares of Endwave Common Stock issued prior to the Effective Time upon exercise of Endwave Options or Endwave Restricted Units).

(q) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(s) “ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “GAAP” means United States generally accepted accounting principles.

(v) “GigOptix Balance Sheet” means GigOptix’s unaudited balance sheet as of the GigOptix Balance Sheet Date.

(w) “GigOptix Balance Sheet Date” means December 31, 2010.

(x) “GigOptix Option Plans” means, collectively, the Lumera Corporation 2000 Equity Incentive Plan, the Lumera Corporation 2004 Stock Option Plan, the GigOptix LLC Equity Incentive Plan and the GigOptix, Inc. 2008 Equity Incentive Plan, each as amended from time to time.

(y) “GigOptix Options” means options to purchase shares of GigOptix Common Stock issued pursuant to the GigOptix Option Plans or otherwise.

(z) “GigOptix Warrants” means warrants to purchase shares of GigOptix Common Stock.

(aa) “Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any bi- or multi-national grant programs for research and development, the European Union or any other Governmental Authority.

(bb) “Holder” means a Person who is a holder of record of Endwave Common Stock as of immediately prior to the Effective Time.

(cc) “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

(dd) “knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Entity Representative has actual knowledge of the fact, circumstance or event.

(ee) “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(ff) “Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations, or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (a) the direct effect of actions by Endwave or GigOptix taken at the direction or request of the other party or prohibited from being taken pursuant to this Agreement, (b) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (c) the loss, diminution or disruption of the Endwave and/or GigOptix’s existing or prospective customers, suppliers or employees arising from, or reasonably attributable to, the announcement and the pendency of the Merger and the related transactions, or (d) any changes in general economic, market or political conditions (including any changes relating to or arising out of war, actors of terrorism or pandemic).

(gg) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

(hh) “Merger Expenses” means all out-of-pocket costs and expenses incurred or payable by Endwave in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

(ii) “Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

(jj) “Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

(kk) “Proxy Statement” shall mean the proxy statement included in the Registration Statement and to be sent to the Endwave Stockholders in connection with the Endwave Special Meeting.

(ll) “Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by GigOptix in connection with the issuance of GigOptix Common Stock in the Merger and pursuant to Section 2.02, as said registration statement may be amended prior to the time it is declared effective by the SEC.

(mm) “Returns” shall mean any report, return, document, declaration (including declaration of estimated Tax), claim for refund, foreign bank account report, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

(nn) “SEC” means the Securities and Exchange Commission.

(oo) “Securities Act” means the Securities Act of 1933, as amended.

(pp) “Stock Merger Consideration” means that number of shares of GigOptix Common Stock equal to the difference of (i) the Total Merger Consideration, less (ii) the product of (A) 0.425, multiplied by (B) the Endwave Option Shares.

(qq) “Subsidiary” means, with regard to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, entity or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

(rr) “Tax” (and, with correlative meaning, “Taxes”) means (a) any and all federal, state, local municipal or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period including pursuant to Treasury Regulations Section 1.1502-6 or analogous provision of state, local or foreign law, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person by Contract, law or otherwise or as a result of any express or implied obligation to indemnify any other Person.

(ss) “Total Merger Consideration” means that number of shares of GigOptix Common Stock equal to the number of shares of GigOptix Common Stock outstanding immediately prior to the Effective Time, multiplied by (0.425/0.575) rounded up to the nearest whole share, such that immediately following the Effective Time the Total Merger Consideration represents 42.5% of the outstanding GigOptix Common Stock. For the sake of example, based on the number of shares of GigOptix Common Stock which are issued and outstanding as of the Agreement Date as set forth in Section 4.04(a), the Total Merger Consideration would be 9,024,978 shares of GigOptix Common Stock.

ARTICLE II

CONVERSION OF SHARES

Section 2.01 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of Endwave or Merger Sub:

(a) As of the Effective Time, each share of Endwave Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Endwave Common Stock to be cancelled pursuant to Section 2.01(c) and any Dissenting Shares (as defined, and to the extent provided in Section 2.07)) (the “Converting Endwave Common Stock”) shall be automatically converted into such number of fully paid and nonassessable shares of GigOptix Common Stock equal to the Stock Merger Consideration divided by the sum of (i) the aggregate number of shares of Converting Endwave Common Stock and (ii) the aggregate number of shares of Endwave Common Stock issuable upon settlement of each Endwave Restricted Unit that is outstanding as of immediately prior to the Effective Time, whether or not vested (the “Conversion Ratio”). The shares of GigOptix Common Stock into which the Converting Endwave Common Stock are converted pursuant to this Section 2.01(a) shall constitute the “Merger Consideration”.

(b) As of the Effective Time, each holder of record of Converting Endwave Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or, at the Holder’s request, direct registration) representing the number of whole shares of GigOptix Common Stock into which such shares have been converted, and (ii) cash in lieu of fractional shares of GigOptix Common Stock in accordance with Section 2.01(f), without interest.

(c) As of the Effective Time, each share of Endwave Common Stock held of record immediately prior to the Effective Time by Endwave, Merger Sub, GigOptix or any Subsidiary of GigOptix shall be cancelled and extinguished without any conversion thereof.

(d) As of the Effective Time, each share of Common Stock, $0.001 par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.001, of the Surviving Corporation.

(e) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Endwave Common Stock or GigOptix Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f) No fraction of a share of GigOptix Common Stock will be issued by virtue of the Merger. Instead, each Holder who would otherwise be entitled to a fraction of a share of GigOptix Common Stock (after aggregating all fractional shares of GigOptix Common Stock to be received by such holder) shall receive from GigOptix an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the GigOptix Closing Value. For the purposes of this Agreement, “GigOptix Closing Value” shall mean the closing price per share of GigOptix Common Stock as reported on the OTC Bulletin Board on the trading day immediately preceding the Effective Time.

Section 2.02 Endwave Options and Restricted Stock Units. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Endwave Option that is outstanding and unexercised as of immediately prior to the Effective Time shall terminate and cease to represent a right to acquire Endwave Common Stock, and the holder thereof shall be entitled to receive therefor that number of shares of GigOptix Common Stock equal to (a) the product of (i) the difference between the closing price of Endwave’s Common Stock as reported on Nasdaq on the trading day immediately prior to the Effective Time and the per-share exercise price of such Endwave Option and (ii) the number of whole shares of Endwave Common Stock (with any fractional shares being settled in cash as provided in Section 2.01(f)) that were issuable upon exercise of Endwave Option, whether or not vested, divided by (b) the GigOptix Closing Value. The aggregate number of shares of GigOptix Common Stock to be issued pursuant to the prior sentence to the holders of the terminated Endwave Options shall be referred to herein as the “Endwave Option Shares”. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Endwave Restricted Unit that is outstanding as of immediately prior to the Effective Time shall terminate and cease to represent a right to acquire Endwave Common Stock, and the holder thereof shall be entitled to receive that number of shares of GigOptix Common Stock equal to (a) the product of (i) the number of shares of Endwave Common Stock issuable upon settlement of such Endwave Restricted Unit, whether or not vested, and (ii) the Conversion Ratio. All such shares of GigOptix Common Stock issuable pursuant to this Section 2.02 (i) shall be subject to applicable withholding for federal, state and other taxes, such withholding to be satisfied by reducing the number of shares of GigOptix Common Stock (and cash in respect of fractional shares) otherwise issuable and (ii) shall not serve as an offset to or otherwise reduce the severance benefits to which a holder of Endwave Options or Endwave Restricted Units may otherwise be entitled. Endwave shall provide GigOptix all information (other than share price information) needed to effectuate such withholding at least three business days prior to the Effective Time. Endwave shall take all action necessary to terminate the Endwave Option Plans as of immediately prior to the Effective Time.

Section 2.03 Endwave Stock Purchase Plan. By virtue of GigOptix not assuming outstanding rights of or substituting similar rights for participants under the Endwave Stock Purchase Plan, accumulated payroll deductions under the Endwave Stock Purchase Plan shall be used to purchase Endwave Common Stock immediately prior to the Effective Time. Endwave shall take all action necessary to terminate the Endwave Stock Purchase Plan as of the Effective Time.

Section 2.04 Exchange of Stock Certificates.

(a) At or prior to the Effective Time, GigOptix shall enter into an agreement with a bank or trust company selected by GigOptix and reasonably acceptable to Endwave to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) At or prior to the Effective Time, GigOptix shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the Holders of Endwave Common Stock, for exchange pursuant to this Section 2.04 (i) certificates (or, at the Holder’s request, direct registration) evidencing the shares of GigOptix Common Stock issuable pursuant to Section 2.01 to be exchanged for outstanding shares of Endwave Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.01(f).

(c) Promptly (and in no event more than five business days) after the Effective Time, GigOptix shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Endwave Certificates shall pass, only upon proper delivery of the Endwave Certificates to the Exchange Agent) and instructions for surrender of the Endwave Certificates. Upon surrender to the Exchange Agent of an Endwave Certificate (if any), together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor (no later than five business days after the Exchange Agent’s receipt of the duly executed letter of transmittal and, if applicable, Endwave Certificate): (i) certificates evidencing that number of shares of GigOptix Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.04(d); and (iii) cash in respect of fractional shares as provided in Section 2.01(f), and such Endwave Certificate so surrendered shall forthwith be cancelled. No certificate representing shares of GigOptix Common Stock will be issued to a Person who is not the registered owner of a surrendered Endwave Certificate unless (i) the Endwave Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.04, from and after the Effective Time, each Endwave Certificate (except an Endwave Certificate representing Dissenting Shares) shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of GigOptix Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.01(f).

(d) No dividend or other distribution shall be paid or declared with respect to GigOptix Common Stock prior to the Effective Time. No dividend or other distribution declared with respect to GigOptix Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Endwave Certificates until such Holders surrender their Endwave Certificates. Upon the surrender of such Endwave Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Endwave Certificates for exchange.

(e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, GigOptix, the Surviving Corporation nor any party hereto shall be liable to any Holder for shares of GigOptix Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.05 Lost, Stolen or Destroyed Certificates. In the event that any Endwave Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Endwave Certificates, upon the making of an affidavit of that fact by the Holder thereof, certificates representing the shares of GigOptix Common Stock as may be required pursuant to Section 2.01 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.01(f) and any dividends or distributions payable pursuant to Section 2.04(d); provided, however, that GigOptix may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Endwave Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against GigOptix or the Exchange Agent with respect to the Endwave Certificates alleged to have been lost, stolen or destroyed.

Section 2.06 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that this Agreement is a “plan of reorganization” and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.07 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary other than Section 2.07(b), any shares of Endwave Common Stock held by an Endwave Stockholder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.01, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the laws of the State of Delaware. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) Notwithstanding the provisions of Section 2.01(a), if any Endwave Stockholder who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose

(through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such Endwave Stockholder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(a), without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 2.04.

(c) Endwave shall give GigOptix (i) prompt notice of any written demands for appraisal of any shares of Endwave Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Endwave which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Endwave shall not, except with the prior written consent of GigOptix, voluntarily make any payment with respect to any demands for appraisal of Endwave Common Stock or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ENDWAVE

Except as set forth in the exceptions set forth in a numbered or lettered section of the disclosure statement provided by Endwave to GigOptix on the date hereof (the “Endwave Disclosure Schedule”) or as disclosed in any Endwave SEC Report and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), Endwave represents and warrants to GigOptix and Merger Sub that the statements contained in this Article III are true and correct on and as of the date hereof and shall be true and correct at all times until the Closing Date:

Section 3.01 Organization and Good Standing.

(a) Organization. Endwave and each of its Subsidiaries (i) are corporations or other organizations duly organized, validly existing and in good standing under the laws of the State of Delaware or such other jurisdiction of each of their incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) have the requisite power and authority to own, operate and lease its properties and to carry on the Endwave Business (as defined below); and (iii) are duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by each of them or the nature of each of their activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Endwave; without limiting the foregoing, Endwave and each of its Subsidiaries are so qualified or licensed in each jurisdiction listed on Section 3.01 of the Endwave Disclosure Schedule.

(b) Charter Documents. Endwave has delivered or made available to GigOptix: (i) a true and correct copy of the Amended and Restated Certificate of Incorporation and bylaws of

Endwave, each as amended to date (collectively, the “Endwave Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Endwave Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Endwave is not in violation of any of the provisions of the Endwave Charter Documents and each Subsidiary is not in violation of its respective Endwave Subsidiary Charter Documents.

Section 3.02 Subsidiaries. Section 3.02 of the Endwave Disclosure Schedule sets forth each Subsidiary of Endwave as of the Agreement Date. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Endwave, a wholly-owned Subsidiary of Endwave, or Endwave and another wholly-owned Subsidiary of Endwave, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable, except for restrictions imposed by applicable securities laws, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of Endwave, neither Endwave nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 3.03 Power, Authorization and Validity.

(a) Power and Authority. Endwave has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The Merger and the execution, delivery and performance by Endwave of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of Endwave (other than the Stockholder Approval (as defined below)) and no other corporate proceedings on the part of Endwave are necessary to approve this Agreement or to authorize or consummate the transactions contemplated hereby or thereby.

(b) No Consents. Except for the Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and those consents, approvals and notices set forth in Section 3.03(b) of the Endwave Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority (“Governmental Authority”), any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by Endwave of this Agreement or (ii) the consummation by Endwave of the Merger or the other transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the business of Endwave (including its Subsidiaries) as presently conducted (the “Endwave Business”) after the Closing Date (including the consent of any Person required to be obtained in order to keep any Endwave Material Contract between such Person and Endwave in effect following the Merger or to provide that Endwave is not in breach or violation of any such Contract following the Merger).

(c) Enforceability. This Agreement has been duly executed and delivered by Endwave. This Agreement is, or when executed by Endwave shall be, valid and binding obligations of Endwave, enforceable against Endwave in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Stockholders. The affirmative vote of the holders of a majority of the outstanding Endwave Common Stock as of the record date of the Endwave Special Meeting (as defined below) (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Endwave Capital Stock necessary to adopt this Agreement.

Section 3.04 Capitalization of Endwave.

(a) Authorized and Outstanding Capital Stock of Endwave. The authorized capital stock of Endwave (“Endwave Capital Stock”) consists of 50,000,000 shares of Endwave Common Stock, of which 9,832,684 shares of Endwave Common Stock are issued and outstanding as of the Agreement Date and 5,000,000 shares of preferred stock, par value $0.001 per share, of Endwave (“Endwave Preferred Stock”), of which 300,000 are designated as Series A Junior Participating Preferred Stock and 390,000 are designated as Series B Preferred Stock. As of the Agreement Date, no shares of Endwave preferred stock are issued and outstanding. Except for the shares of Endwave Common Stock set forth above, no additional shares of Endwave Capital Stock shall be issued or outstanding as of the Closing Date except for shares of Endwave Capital Stock issued pursuant to the exercise of Endwave Options and Endwave Restricted Units outstanding as of the Agreement Date. Endwave holds no treasury shares. All issued and outstanding shares of Endwave Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Endwave in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by Endwave.

(b) Options. Under the Endwave Option Plan, as of the Agreement Date, (i) options to purchase 1,444,668 shares have been granted and are outstanding as of the Agreement Date, and (ii) 5,152,352 shares of Endwave Common Stock remain available for future issuance as Endwave Stock Awards to officers, directors, employees and consultants of Endwave. All Endwave Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c) Restricted Stock Units. As of the Agreement Date, a total of 139,900 shares of Endwave Common Stock are subject to issuance upon settlement of the Endwave Restricted Units.

(d) No Other Rights. Except for the conversion privileges of the Endwave Options and the Endwave Restricted Units, the rights of participants under the Endwave Stock Purchase Plan, and the rights issued under Endwave’s Rights Agreement, dated as of December 1, 2005, between Endwave and Computershare Trust Company, Inc., there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Endwave Capital Stock or any securities or debt convertible into or exchangeable for Endwave Capital Stock or obligating Endwave to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as set forth on Section 3.04(d) of the Endwave Disclosure Schedule, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of Endwave.

Section 3.05 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby or thereby shall conflict with, result in a termination or material breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a material default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Endwave Charter Documents, each as currently in effect; (b) any Applicable Law applicable to Endwave or any of its assets or properties; (c) except as set forth on Section 3.03(b) of the Endwave Disclosure Schedule, any Endwave Material Contract; or (d) any privacy policy of Endwave.

Section 3.06 Litigation. Except as set forth on Section 3.06 of the Endwave Disclosure Schedule, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Endwave or any of its Subsidiaries (or against any officer, director, employee or agent of Endwave or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Endwave or such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Endwave, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Endwave or any of its Subsidiaries. Except as set forth on Section 3.06 of the Endwave Disclosure Schedule, to Endwave’s knowledge, there is no basis for any person to assert a claim against Endwave or any of its Subsidiaries based upon Endwave’s entering into this Agreement or consummating the Merger or any of the transactions contemplated by this Agreement. Neither Endwave nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

Section 3.07 Taxes. For purposes of this Section 3.07, all references to “Endwave” shall also include its predecessor and each of its Subsidiaries and their predecessors.

(a) Endwave (and any consolidated, combined, unitary or aggregate group for Tax purposes of which Endwave is or has been a member), (i) has properly completed and timely filed all Returns required to be filed by it (taking into account valid extension), (ii) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown or required to be shown on any Returns), (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to December 31, 2010 (which accrual or reserve as of December 31, 2010 is fully reflected on the unaudited balance sheet for Endwave as of such date) and will establish an adequate accrual or reserve for the payment of all Taxes payable by Endwave in respect of the periods or portion thereof through the Closing Date, (iv) has made (or will make on a timely basis) all estimated Tax payments required to be made, and (v) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such Returns are true, correct and complete in all material aspects, and Endwave has provided GigOptix with true and correct copies of such Returns.

(b) Except as set forth on Section 3.07 of the Endwave Disclosure Schedule, Endwave is not delinquent in the payment of any Tax or in the filing of any Returns, and to the knowledge of Endwave, no deficiencies for any Tax have been threatened, claimed, proposed in writing or assessed against Endwave. Endwave has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding Endwave, or (ii) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. To the knowledge of Endwave, no Return of Endwave is under audit by the Internal Revenue Service or any other taxing agency or authority and past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from Endwave have been paid in full to the applicable taxing agencies or authorities or to the extent being disputed in good faith, adequate reserves therefor have been established and are reflected in unaudited balance sheet for Endwave as of December 31, 2010. No claim has ever been made by the IRS or any other taxing authority with respect to Endwave in a jurisdiction where Endwave does not file Tax Returns that Endwave is or may be subject to taxation by that jurisdiction.

(c) No Tax liens are currently in effect against any of the assets of Endwave other than liens that arise by operation of law for Taxes not yet due and payable or that relate to Taxes being contested in good faith.

(d) There is not in effect any waiver by Endwave of any statute of limitations with respect to any Taxes nor has Endwave agreed to any extension of time for filing any Return that has not been filed. Endwave has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(e) Endwave has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(f) Endwave is not a party to or bound by any tax sharing, tax indemnity, or tax allocation or similar agreement, plan, arrangement or agreement nor does Endwave have any liability or potential liability to another party under any such agreement. For the purposes of the preceding sentence, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by Endwave; and (ii) commercially reasonable agreements for the allocation of payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) Endwave has not filed any disclosures under Sections 6662 or 6662A of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. Endwave has not consummated, has not participated in, and is not currently participating in nor is a party to any listed or otherwise “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any transaction requiring similar disclosure under state, local or federal laws.

(h) Endwave has never been a member of a consolidated, combined, unitary or aggregate group of which Endwave was not the ultimate parent corporation. Endwave has no liability for the Taxes of any Person (other than Endwave) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, law or otherwise.

(i) Neither Endwave nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either Endwave is considered to hold an interest has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Endwave has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities.

(j) Other than adjustments caused by events occurring or elections made after the Effective Time, to the knowledge of Endwave it has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(k) To the knowledge of Endwave, it is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that ends after the Closing Date as a result of any:

(i) item of income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed contract method of accounting, open transaction doctrine or otherwise;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); or

(iv) prepaid amount received on or prior to the Closing Date.

(l) Endwave has never filed any election under Section 341(f) of the Code as in effect prior to the Jobs and Growth Tax Relief Reconciliation Act of 2006. Endwave is not a “personal holding company” within the meaning of the Code.

(m) Endwave has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) Endwave has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(o) Except as set forth on Section 3.07 of the Endwave Disclosure Schedule, Endwave is in compliance with all applicable transfer pricing laws and regulations (including Treasury Regulations promulgated under Section 482 of the Code), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Endwave.

(p) Endwave was not a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and Endwave is not nor has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

(q) Endwave has never participated in an international boycott within the meaning of Section 999 of the Code.

(r) Endwave is not and has not been a “Controlled Foreign Corporation” within the meaning of Section 957(a) of the Code.

(s) Endwave has not entered into any agreement or arrangement that would cause its corporate income tax deduction to be or become limited under Section 162(m) of the Code.

(t) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority to which Endwave has been a party. Endwave has not requested or received a ruling from any Tax authority.

Section 3.08 Financial Statements; Books and Records.

(a) SEC Filings. Endwave has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since January 1, 2009 (the forms, documents, statements and reports filed with the SEC since

January 1, 2009, including any amendments thereto, the “Endwave SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Endwave SEC Reports complied, and each of the Endwave SEC Reports filed subsequent to the Agreement Date will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Endwave SEC Reports so filed or that will be filed subsequent to the Agreement Date contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Endwave SEC Report has been amended or superseded by a later Endwave SEC Report filed prior to the date hereof.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Endwave SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Endwave and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of Endwave and the Endwave Business and have been provided to GigOptix or made available for its inspection.

(d) All Accounts Recorded. Endwave has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(e) Corporate Records. The stock records and minute books of Endwave that have been made available to GigOptix fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the stockholders and board of directors and all committees thereof as set forth therein. True, correct and complete copies of the Endwave Charter Documents have been made available to GigOptix.

Section 3.09 Title to Properties. Endwave and each of its Subsidiaries have good and marketable title to all of each of their assets and properties (including those shown on the Endwave Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Endwave Business. All properties used in the operations of the Endwave Business are reflected on the Endwave Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by Endwave and each of its Subsidiaries or used in the Endwave Business are, in all material respects, in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which Endwave and each of its Subsidiaries are a party are fully effective and afford Endwave a valid leasehold possession of the real or personal property that is the subject of the lease. To the knowledge of Endwave, Endwave and each of its Subsidiaries have complied with the terms of all leases to which each of them is a party and under which each of them is in occupancy, and all such leases are in full force and effect. Each of Endwave and its Subsidiaries enjoys peaceful and undisturbed possession under all leases of real property.

Section 3.10 Absence of Certain Changes. Since December 31, 2010, Endwave, each of its Subsidiaries, and each of its and their predecessors have operated each of their businesses in the ordinary course consistent with each of their past practices, and since such date, except as contemplated by this Agreement, there has not been with respect to Endwave or any of its Subsidiaries any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) failure to operate the Endwave Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Endwave Business intact and to preserve the continued services of Endwave’s employees and goodwill of suppliers, customers and others having business relations with it;

(c) amendment or change in the Endwave Charter Documents;

(d) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f) failure to pay any of its material obligations when due;

(g) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Endwave IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(h) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Endwave Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(j) except as set forth on Section 3.10(j) of the Endwave Disclosure Schedule, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(k) except as set forth on Section 3.10(k) of the Endwave Disclosure Schedule, change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(l) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(m) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(o) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Endwave Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to Endwave’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Endwave Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Endwave Material Contract (or other right or obligation);

(p) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(q) (i) through the date of this Agreement, entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) or (ii) entering into by it of any Contract not in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(r) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of Endwave;

(s) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(t) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(u) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (t) (other than negotiations and agreements with GigOptix and its representatives regarding the transactions contemplated by this Agreement).

Section 3.11 Contracts.

(a) Endwave has made available to GigOptix, or has filed as an exhibit to an Endwave SEC Report, a complete unredacted and correct copy of each material agreement or contract to which it is a party as of the Agreement Date, including any agreement or contract that is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Endwave SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC. Except for this Agreement and except as listed on Section 3.11(a) of the Endwave Disclosure Schedule, none of Endwave or its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by Endwave as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Endwave or its Subsidiaries that materially restrict the ability of Endwave or its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation) to compete in any business or geographic area that is material to Endwave and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be cancelled without penalty by Endwave or its Subsidiaries upon notice of sixty (60) days or less; or (iii) that would prevent, materially delay or materially impede Endwave’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) is referred to herein as an “Endwave Material Contract.”

(b) Each of the Endwave Material Contracts is valid and binding on Endwave or its Subsidiaries, as the case may be, and, to the knowledge of Endwave, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Endwave Material Contract by Endwave or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Endwave or its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Notwithstanding anything in this Section 3.11, “Endwave Material Contract” shall not include any Contract that (i) is terminable upon ninety (90) days’ or less notice without a penalty premium and does not contain payment obligations of Endwave or its Subsidiaries in excess of $100,000 or (ii) is solely between Endwave and one or more of its Subsidiaries or is solely between Subsidiaries of Endwave.

Section 3.12 No Default; No Restrictions.

(a) Endwave and each of its Subsidiaries have performed all material obligations required to be performed by each of them to date under the Endwave Material Contracts, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Endwave or any of its Subsidiaries, to the knowledge of Endwave, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Endwave Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Endwave Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Endwave Material Contract, (3) the right to accelerate the maturity or performance of any obligation of Endwave under any Endwave Material Contract, or (4) the right to cancel, terminate or modify any Endwave Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Endwave. Neither Endwave nor any of its Subsidiaries has received any written, or, to Endwave’s knowledge, oral notice or other communication regarding any actual or possible violation or material breach of or material default under, or intention to cancel, call a default under, or modify, any Endwave Material Contract.

(b) Except as listed in Section 3.12(b) of the Endwave Disclosure Schedule, neither Endwave nor any of its Subsidiaries is a party to, and no asset or property of Endwave or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits Endwave, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit the Surviving Corporation, GigOptix or any of its Subsidiaries, from freely engaging in the Endwave Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which Endwave or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Endwave or any of its Subsidiaries may address in operating the Endwave Business or restricting the prices which Endwave or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by Endwave or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

Section 3.13 Intellectual Property.

(a) To the knowledge of Endwave, Endwave or its Subsidiaries own or has the valid right to use or has a license to all Intellectual Property used in any Endwave Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Endwave Business (such Intellectual Property being hereinafter collectively referred to as the “Endwave IP Rights”). Such Endwave IP Rights are sufficient for the conduct of the Endwave Business. As used in this Agreement, “Endwave-Owned IP Rights” means Endwave IP Rights that are owned or purported to be owned by Endwave or its Subsidiaries; and “Endwave-Licensed IP Rights” means Endwave IP Rights that are licensed to Endwave or its Subsidiaries by a third party.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, pursuant to any Contract to which Endwave or its Subsidiaries is a party, in accordance with its terms: (i) constitute a material breach of or default under any such Contract governing any Endwave IP Right (collectively, the “Endwave IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Endwave IP Right; or (iii) materially impair the right of Endwave, its Subsidiaries or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Endwave IP Right or portion thereof. Except as set forth in Section 3.13(b) of the Endwave Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Endwave or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Endwave IP Rights by Endwave or its Subsidiaries, and no royalties, honoraria, fees or other payments shall become payable as a result of the consummation of the transactions contemplated by this Agreement in excess of those that would have been required to be paid had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated by this Agreement.

(c) To the knowledge of Endwave, neither the operation of the Endwave Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any product or service, including, without limitation, all software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, produced, manufactured, assembled, sold, leased, installed, repaired, licensed, marketed, furnished, distributed or otherwise made available by Endwave or its Subsidiaries (each an “Endwave Product or Service”) as designed, developed, produced, manufactured, assembled, sold, leased, installed, repaired, licensed, marketed, furnished, distributed or otherwise by Endwave and its Subsidiaries as of the date of this Agreement (i) violates any license or other Contract between Endwave or its Subsidiaries and any third party, or (ii) infringes or misappropriates any Intellectual Property right of any other party. There is no pending, or to the knowledge of Endwave, threatened in writing, claim or litigation contesting the validity, ownership or right of Endwave or its Subsidiaries to use, develop, make, market, license, sell, distribute or furnish any Endwave-Owned IP Right or Endwave Product or Service, nor to the knowledge of Endwave is there any legitimate basis for any such claim, nor since January 1, 2008 has Endwave or its Subsidiaries received any written notice asserting that any Endwave-

Owned IP Right or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of Endwave is there any legitimate basis for any such assertion. Since January 1, 2008, Endwave and each of its Subsidiaries have not received any written notice from any third party notifying any of them of, or requesting that any of them enter into a license under, any third party patents. None of the Endwave-Owned IP Rights or Endwave Products or Services of Endwave or its Subsidiaries is subject to any proceeding or outstanding order or stipulation to which Endwave or any of its Subsidiaries is a party (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by Endwave or its Subsidiaries of any Endwave-Owned IP Rights, any Endwave Product or Service, or which may affect the validity, use or enforceability of any such Endwave-Owned IP Rights or Endwave Product or Service, or (ii) restricting the conduct of the Endwave Business in order to accommodate Intellectual Property rights of a third party.

(d) To Endwave’s knowledge, no current or former employee, consultant or independent contractor of Endwave or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Endwave or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Endwave or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work except as directed by Endwave or any of its Subsidiaries. To Endwave’s knowledge, neither the employment of any employee of Endwave or any of its Subsidiaries, nor the use by Endwave or any of its Subsidiaries of the services of any consultant or independent contractor subjects Endwave or any of its Subsidiaries to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for Endwave or any of its Subsidiaries).

(e) Endwave and each of its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Endwave IP Rights and to preserve and maintain all Endwave’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in the Endwave IP Rights. All current and former officers, employees, consultants and independent contractors of Endwave, each of its Subsidiaries, and each of its and their predecessors having access to proprietary information of Endwave, each of its Subsidiaries, and each of its and their predecessors, including any inventions and any proprietary information received by Endwave or any of its Subsidiaries from any of their respective customers and partners have executed and delivered to Endwave or its predecessors and its Subsidiaries or their predecessors an agreement regarding the protection of such proprietary information (in the case of proprietary information of their respective customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to GigOptix. Endwave, each of its Subsidiaries, and each of its and their predecessors have secured valid written assignments from all of their current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any material Endwave-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Endwave, each of its Subsidiaries, and each of its and their predecessors did not or do not already own by operation of law, except where such assignment is not permitted by Applicable Law. No current or former employee, officer, director, consultant or independent contractor of Endwave, any of its Subsidiaries or any of its or their predecessors has any right, license, claim or interest whatsoever in or with respect to any Endwave-Owned IP Rights.

(f) To the knowledge of Endwave, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are material Endwave-Owned IP Rights are valid and subsisting, and Endwave or its Subsidiaries are the record owner thereof. To the knowledge of Endwave, all registered patents, trademarks and service marks, are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. To the knowledge of Endwave, Endwave, each of its Subsidiaries, and each of its and their predecessors have not taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any of the patents for which any of them has applied for or been issued a registration in a manner that would result in the abandonment or unenforceability of such patent. Endwave or its Subsidiaries are the exclusive owners of all trademarks and, to the knowledge of Endwave, trade names used in connection with the operation or conduct of the Endwave Business, including the sale, licensing, distribution or provision of any Endwave Products or Services by Endwave or any of its Subsidiaries.

(g) Endwave or its Subsidiaries own all right, title and interest in and to all material Endwave-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Section 3.13(g) of the Endwave Disclosure Schedule and non-exclusive licenses provided on Endwave’s or its Subsidiary’s standard form of agreement, without material deviation).

(h) Except as set forth in Section 3.13(h)-1 of the Endwave Disclosure Schedule or in a standard customer agreement for Endwave and its Subsidiaries, there are no unfulfilled performance commitments under any license, sublicense or Contract, including specified upgrades and undelivered elements, except for maintenance services which have not yet been provided as it related to undelivered elements. Except as set forth on Section 3.13(h)-2 of the Endwave Disclosure Schedule, none of the licenses or other Contracts of Endwave grants any third party exclusive rights to or under any Endwave-Owned IP Rights or grants any third party the right to sublicense any of such Endwave-Owned IP Rights. Endwave and each of its Subsidiaries have not transferred ownership of any Intellectual Property that is owned by Endwave or any of its Subsidiaries to any third party, or knowingly permitted Endwave’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(i) Neither Endwave, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves has disclosed or delivered to any party (other than any employee or contractor of Endwave or any of its subsidiaries in the course of their performance of work for Endwave or its Subsidiary), or permitted the disclosure or delivery to any escrow agent or other party of, any Endwave Source Code (as defined below). To the knowledge of Endwave, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Endwave, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any Endwave Source Code. Except as set forth in Section 3.13(i) of the Endwave Disclosure Schedule, neither Endwave nor any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any Endwave Source Code and neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Endwave Source Code. As used in this Section 3.13(i), “Endwave Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, or any material proprietary information or algorithm contained in or relating to any software source code, owned by or licensed to Endwave, or its Subsidiaries, or otherwise used by Endwave or any of its Subsidiaries, or marketed or currently proposed to be marketed by Endwave or any of its Subsidiaries.

(j) All software developed by Endwave, any of its Subsidiaries or any of its or their predecessors and licensed by Endwave, any of its Subsidiaries or any of its or their predecessors to customers and all Endwave Products or Services provided by or through Endwave, any of its Subsidiaries or any of its or their predecessors to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither Endwave nor any of its Subsidiaries has any material Liability (and, to the knowledge of Endwave, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Endwave or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Endwave Balance Sheet. Endwave has made available to GigOptix all Documentation relating to the testing of the Endwave Products or Services and plans and specifications for Endwave Products or Services currently under development by Endwave or any of its Subsidiaries. Endwave and each of its Subsidiaries have a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Endwave Products or Services, and maintains a database covering the foregoing. For all software used by Endwave or any of its Subsidiaries in providing Endwave Products or Services, or in developing or making available any of the Endwave Products or Services, Endwave and each of its Subsidiaries have implemented any and all material security patches or upgrades that to the knowledge of Endwave are generally available for that software, where commercially reasonable. For all software used by Endwave or any of its Subsidiaries in providing Endwave Products or Services, or in developing or making available any of the Endwave Products or Services, Endwave and each of its Subsidiaries have implemented any and all material security patches or upgrades that to the knowledge of Endwave are generally available for that software, where commercially reasonable.

(k) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by Endwave or its Subsidiaries to any Person, including without limitation any Endwave Product or Service, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(l) The Endwave Business as currently conducted and as currently proposed to be conducted complies with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(m) Endwave or its Subsidiaries is not nor has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Endwave or its Subsidiaries to grant or offer to any other Person any license or right to any Endwave IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by Endwave or its Subsidiaries or any Affiliate of Endwave after the Agreement Date

(n) No funding, facilities or personnel of any Governmental Authority or a university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for Endwave Common Stock or pursuant to instruments of indebtedness for borrowed money) were used directly or indirectly, in the development by Endwave or any of its Subsidiaries, in whole or in part, of the Endwave-Owned IP Rights, Endwave Products or Services, computer software programs or applications owned by Endwave or any of its Subsidiaries. To the knowledge of Endwave, no current or former employee, consultant or independent contractor of Endwave or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Endwave-Owned IP Rights has performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for Endwave or any of its Subsidiaries.

(o) Endwave and each of its Subsidiaries have not taken and will not until Closing take any actions that (i) incorporate any Public Software, in whole or in part, into any Endwave Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Endwave Product or Service or any portion thereof in a manner that may subject any Endwave Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) combine or distribute any Endwave Product or

Service with Public Software. As used herein, “Public Software” means software licensed pursuant to terms that directly or indirectly grant, or purport to grant, to any third party any rights or immunities under the Endwave-Owned IP or any Endwave Product or Service. Public Software includes, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

Section 3.14 Compliance with Laws.

(a) Endwave, each of its Subsidiaries and each of its and their predecessors have complied in all material respects, and is now in material compliance, with all Applicable Law.

(b) All materials, products and services distributed or marketed by Endwave, each of its Subsidiaries and each of its and their predecessors have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) To the knowledge of Endwave, each of its Subsidiaries and each of its and their predecessors holds, and at all times has held, and at Closing will hold, all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Endwave Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Endwave, each of its Subsidiaries and each of its and their predecessors have complied with each Governmental Permit to which each of them is subject. To the knowledge of Endwave, Endwave has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Endwave has no knowledge of any outstanding material violation of any Governmental Permit.

(d) There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of Endwave or any of its Subsidiaries.

(e) Neither Endwave, nor any of its Subsidiaries or its or their predecessors, or to Endwave’s knowledge any of their respective directors, officers, agents or employees, has, for or on behalf of Endwave or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute or (iii) made any other payment in violation of Applicable Law.

(f) In each application submitted by or on behalf of Endwave or any of its Subsidiaries for a Governmental Grant, all information required by such application has been disclosed accurately and completely in all material respects. Except for undertakings set forth in letters of approval for Governmental Grants and under Applicable Law, there are no undertakings of Endwave or any of its Subsidiaries given in connection with any Governmental Grant. Endwave its Subsidiaries are in compliance with the terms, conditions, requirements and criteria of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause Endwave to lose a material benefit or incur any material liability and has duly fulfilled all conditions, undertakings and other obligations relating thereto. Except as set forth in Section 3.14(f) of the Endwave Disclosure Schedule, no Governmental Authority: (i) has awarded any participation or provided any support to Endwave or any of its Subsidiaries; or (ii) is or may become entitled to receive any royalties or other payments from Endwave or any its Subsidiaries.

(g) To Endwave’s knowledge, no event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant; (B) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; or (C) a requirement that Endwave or any of its Subsidiaries return or refund any benefits provided under any Governmental Grant. The consummation of the Merger pursuant to the terms of this Agreement: (1) will not adversely affect the ability of Endwave or any of its Subsidiaries to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (2) will not result in (x) the failure of Endwave or any of its Subsidiaries to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or (y) any claim by any Governmental Authority or other Person that any Endwave or any of its Subsidiaries is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant. No consent of any Governmental Authority or other Person is required to be obtained prior to the consummation of the Merger pursuant to the terms of this Agreement in order to preserve the entitlement of Endwave or any of its Subsidiaries to any Governmental Grant or to avoid any increase in royalty rates incurred by Endwave or any of its Subsidiaries under any such Governmental Grant or other change in the terms and conditions applicable to Endwave or any of its Subsidiaries under any such Governmental Grant. There is no intention to change the terms of any Governmental Grant, except as may result from generally applicable changes to the relevant laws and regulations thereunder.

Section 3.15 Certain Transactions and Agreements. Since January 1, 2009, neither Endwave nor any of its Subsidiaries has entered into any material transaction with any Affiliate of Endwave or any of its Subsidiaries or any transaction that would be required to be reported by Endwave pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

Section 3.16 Employees, ERISA and Other Compliance.

(a) To the knowledge of Endwave, Endwave and each of its Subsidiaries have always been and currently are in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and have correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and the California Labor Code. To the knowledge of Endwave, all employees of Endwave and each of its Subsidiaries are legally permitted to be employed by Endwave and such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To Endwave’s knowledge, all independent contractors providing services to Endwave and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as set forth on Section 3.16(a) of the Endwave Disclosure Schedule, Endwave and each of its Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To the knowledge of Endwave as of the Agreement Date, no employees or consultants of Endwave or any of its Subsidiaries have given notice to Endwave or such Subsidiary of an intention to terminate his or her employment or relationship with Endwave or such Subsidiary.

(b) To the knowledge of Endwave, Endwave and each of its Subsidiaries are not now, nor have ever been, subject to a union organizing effort. Endwave and each of its Subsidiaries are not subject to any collective bargaining agreement with respect to any of their employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current disputes with a labor organization. Endwave and each of its Subsidiaries have good labor relations, and Endwave has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations. As of the date of this Agreement, Endwave has no knowledge of any facts indicating that any Endwave employee has filed or intends to file an internal or external complaint regarding his or her employment at Endwave, including, without limitation, complaints of discriminations, harassment, retaliation, and / or unpaid wages.

(c) Neither Endwave nor any ERISA Affiliate of Endwave has participated in a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of Endwave or an ERISA Affiliate of Endwave is subject to Title IV of ERISA.

(d) Each employment, consulting, severance or other similar written Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each written plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by Endwave, any Subsidiary of Endwave or any ERISA Affiliate of Endwave and covers any employee or former employee of Endwave, its predecessors or any Subsidiary of Endwave or ERISA Affiliate of Endwave (excluding any government plans, programs or mandates) (collectively referred to as “Endwave Benefit Arrangements”) have been maintained, including as to form, in compliance in all material respects with their terms and with the requirements prescribed by any and all Applicable Law. No Endwave Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 of ERISA. No Endwave Benefit Arrangement or assets associated therewith is subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Subject to Applicable Laws, Endwave has the right under the terms of each applicable Endwave Benefit Arrangement to terminate such Endwave Benefit Arrangement (or terminate the participation in such Endwave Benefit Arrangement by Endwave), and no additional contribution would be required to properly effect such termination.

(e) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Endwave is threatened in writing against or with respect to any Endwave Benefit Arrangement (other than claims for benefits under such Endwave Benefit Arrangement that are routine), including any audit or inquiry by the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”). No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Endwave Benefit Arrangements and that is reasonably likely to subject Endwave, any of the its Subsidiaries, or any of their employees to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or material sanctions imposed under Title I of ERISA.

(f) All contributions due from Endwave with respect to any of the Endwave Benefit Arrangements have been made or have been accrued on Endwave’s financial statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Endwave Balance Sheet Date as a result of the operations of Endwave after the Endwave Balance Sheet Date).

(g) All individuals who, pursuant to the terms of any Endwave Benefit Arrangement, are entitled to participate in any Endwave Benefit Arrangement, are currently participating in such Endwave Benefit Arrangement or have been offered an opportunity to do so and have declined to do so.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by Endwave relating to, or change in employee participation or coverage under, any Endwave Benefit Arrangement that would increase materially the expense of maintaining such Endwave Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2010 (other than increased insurance premiums), except any such amendments that are required under Applicable Law. Except as set forth on Section 3.16(h) to the Endwave Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any Endwave Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(i) Except as set forth on Section 3.16(i) to the Endwave Disclosure Schedule, no benefit payable or that may become payable by Endwave or any of its Subsidiaries pursuant to any Endwave Benefit Arrangement as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.16(j) of the Endwave Disclosure Schedule, Endwave and each of its Subsidiaries are not a party to any: (i) Endwave Benefit Arrangement with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Endwave in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Endwave Benefit Arrangement, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Endwave and each of its Subsidiaries have no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which Endwave has established a reserve for such amount on the Endwave Balance Sheet, (ii) pursuant to Contracts entered into after the Endwave Balance Sheet Date and disclosed on Section 3.16(i) of the Endwave Disclosure Schedule and (iii) arising from governmentally mandated benefits.

(j) To Endwave’s knowledge, no employee or consultant of Endwave or any of its Subsidiaries is in material violation of (i) any term of any employment or consulting Contract or

(ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by Endwave or any of its Subsidiaries or to use trade secrets or proprietary information of others. To Endwave’s knowledge, the employment of any employee or consultant by Endwave and each of its Subsidiaries does not subject it to any material Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding.

(k) Endwave and each of its Subsidiaries have not established any compensation or benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of a jurisdiction outside of the United States.

(l) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of Endwave or any of its Subsidiaries.

(m) All required reports and descriptions of each Endwave Benefit Arrangement (including Internal Revenue Service Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the DOL or other governmental body and have been distributed as required.

(n) The form of each Endwave Benefit Arrangement that is subject to Section 409A of the Code meets the requirements of Sections 409A(a)(2), (3) and (4) of the Code and has been operated in accordance with such requirements.

(o) No amount previously paid or that is payable or that may become payable by Endwave or any of its Subsidiaries pursuant to any Endwave Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall fail to be deductible under Section 162(m) of the Code.

Section 3.17 Merger Expenses. No Person other than Merriman Capital, Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Endwave or any of its Subsidiaries. The legal and accounting advisors, and any other persons, to whom Endwave currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the Endwave Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 of the Endwave Disclosure Schedule, there are no Merger Expenses.

Section 3.18 Insurance. Endwave and each of its Subsidiaries maintain the policies of insurance and bonds set forth in Section 3.18 of the Endwave Disclosure Schedule, including all legally required workers’ compensation and other insurance. Section 3.18 of the Endwave Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Endwave and each of its

Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and Endwave has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. All such policies provide insurance coverage for Endwave’s or its Subsidiaries assets and operation of the Endwave Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations, and such policies are of the scope and amount customary and reasonable for the businesses in which Endwave and its Subsidiaries has engaged. Neither Endwave nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of Endwave and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds. Endwave has delivered to GigOptix correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of Endwave.

Section 3.19 Environmental Matters. To the knowledge of Endwave, Endwave and its predecessors and Affiliates are in material compliance with all Environmental Laws, which compliance includes the possession by Endwave of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Endwave has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that Endwave is not in compliance with any Environmental Law, and to the knowledge of Endwave, there are no circumstances that may prevent or interfere with the compliance by Endwave with any current Environmental Law in the future. To the knowledge of Endwave, no current or prior owner of any property leased or possessed by Endwave has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Endwave is not in compliance with any Environmental Law. All Governmental Permits held by Endwave pursuant to any Environmental Law (if any) are identified in Section 3.19 of the Endwave Disclosure Schedule.

Section 3.20 Customers and Suppliers.

(a) Endwave has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 10 largest sources of revenues for Endwave, based on amounts paid or payable in the year ended December 31, 2010 (each, an “Endwave Significant Customer”), and Endwave has no knowledge of any material dissatisfaction on the part of any Endwave Significant Customer. Since January 1, 2011, Endwave has not received any written or, to Endwave’s knowledge, oral notice from any Endwave Significant Customer that such customer shall not continue as a customer of Endwave or any of its Subsidiaries or that such customer intends to terminate or materially modify existing Contracts with Endwave (or the Surviving Corporation, GigOptix or any of its Subsidiaries) or

that such customer refuses to make payments for products delivered or services rendered. Endwave has not had any of its products returned by an Endwave Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by Endwave.

(b) Endwave has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2010 was one of the 10 largest suppliers of products and/or services to Endwave, based on amounts paid or payable (each, an “Endwave Significant Supplier”) and Endwave has no knowledge of any material dissatisfaction on the part of any Endwave Significant Supplier. Since January 1, 2011, Endwave has not received any written notice from any Endwave Significant Supplier that such supplier shall not continue as a supplier to Endwave or any of its Subsidiaries or that such supplier intends to terminate or materially modify existing Contracts with Endwave (or the Surviving Corporation, GigOptix or any of its Subsidiaries). Endwave has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Endwave Businesses, and Endwave has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

Section 3.21 Fairness Opinion. The board of directors of Endwave has received the opinion of Merriman Capital, Inc., dated the Agreement Date, to the effect that, as of the date of such opinion and based on and subject to assumptions, matters considered and limitations described therein, the Stock Merger Consideration to be received by the Endwave Stockholders (other than as set forth in such opinion) pursuant to the Merger is fair, from a financial point of view, to such Endwave Stockholders. A copy of such opinion shall be made available to GigOptix, solely for informational purposes, promptly after the Agreement Date.

Section 3.22 Inventory. All inventory of Endwave, whether or not reflected in the unaudited balance sheet of Endwave dated December 31, 2010, consists of a quality and quantity usable and salable in the ordinary course of business of Endwave, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in such balance sheet. The quantities of each item of inventory are reasonable in the present circumstances of Endwave. Endwave has good and marketable title to the inventories free and clear of all Encumbrances (other than Permitted Encumbrances). The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

Section 3.23 Board Approval. The board of directors of Endwave has, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of Endwave and its stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of Endwave approve and adopt this Agreement and approve the Merger.

Section 3.24 Disclosure. No representation or warranty of Endwave in this Agreement and no statement in the Endwave Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.25 Reorganization. None of Endwave, any of its Subsidiaries nor, to the knowledge of Endwave, any of Endwave’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code and Endwave is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

Section 3.26 Information Supplied. None of the information supplied or to be supplied by Endwave to GigOptix for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Endwave for inclusion or incorporation by reference in the Proxy Statement, on the date it is first mailed to holders of Endwave Common Stock or at the time of the Endwave Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Endwave makes no representation or warranty with respect to any information supplied by GigOptix or Merger Sub that is contained in any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GIGOPTIX

Except as set forth in the exceptions set forth in a numbered or lettered section of the disclosure statement provided by GigOptix to Endwave on the date hereof (the “GigOptix Disclosure Schedule”) or as disclosed in any GigOptix SEC Report and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), GigOptix represents and warrants to Endwave that the statements contained in this Article IV are true and correct on and as of the date hereof and shall be true and correct at all times until the Closing Date:

Section 4.01 Organization and Good Standing.

(a) Organization. GigOptix and each of its Subsidiaries (i) are corporations or other organizations duly organized, validly existing and in good standing under the laws of the State of Delaware or such other jurisdiction of each of their incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) have the requisite power and authority to own, operate and lease each of their properties and to carry on the GigOptix Business (as defined below); and (iii) are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by each of them or the nature of each of their activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on GigOptix; without limiting the foregoing, GigOptix and each of its Subsidiaries are so qualified or licensed in each jurisdiction listed on Section 4.01 of the GigOptix Disclosure Schedule.

(b) Charter Documents. GigOptix has delivered or made available to Endwave: (i) a true and correct copy of the Amended and Restated Certificate of Incorporation and Bylaws of GigOptix, each as amended to date (collectively, the “GigOptix Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents, each as amended to date (collectively, “GigOptix Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. GigOptix is not in violation of any of the provisions of the GigOptix Charter Documents and each Subsidiary is not in violation of its respective GigOptix Subsidiary Charter Documents.

Section 4.02 Subsidiaries; No Prior Activities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by GigOptix. Section 4.02 of the GigOptix Disclosure Schedule sets forth each Subsidiary of GigOptix as of the Agreement Date. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary of GigOptix have been validly issued and are fully paid and nonassessable and are owned by GigOptix, a wholly-owned Subsidiary of GigOptix, or GigOptix and another wholly-owned Subsidiary of GigOptix, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable, except for restrictions imposed by applicable securities laws, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of GigOptix, neither GigOptix nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 4.03 Power, Authorization and Validity.

(a) Power and Authority. GigOptix and Merger Sub have all requisite corporate power and corporate authority to enter into, execute, deliver and perform each of their obligations under this Agreement and to consummate the Merger. The Merger and the execution, delivery and performance by GigOptix and Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of GigOptix and Merger Sub and no other corporate proceedings on the part of GigOptix and Merger Sub, including no approval of any holder of any securities of GigOptix, are necessary to approve this Agreement or to authorize or consummate the transactions contemplated hereby or thereby.

(b) No Consents. Except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and those consents, approvals and notices set forth in Section 4.03(b) of the GigOptix Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by GigOptix and Merger Sub of this Agreement or (ii) the consummation by GigOptix and Merger Sub of the Merger or the other transactions contemplated hereby or thereby.

(c) Enforceability. This Agreement has been duly executed and delivered by GigOptix and Merger Sub. This Agreement is, or when executed by GigOptix and Merger Sub shall be, valid and binding obligations of GigOptix and Merger Sub, enforceable against GigOptix and Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 4.04 Capitalization of GigOptix.

(a) Authorized and Outstanding Capital Stock of GigOptix. The authorized capital stock of GigOptix consists of 50,000,000 shares of GigOptix Common Stock, of which 12,210,264 shares of GigOptix Common Stock are issued and outstanding as of the Agreement Date and 1,000,000 shares of GigOptix Preferred Stock, none of which are issued and outstanding as of the Agreement Date. Except for the shares of GigOptix Common Stock set forth above, no additional shares of GigOptix Common Stock shall be issued or outstanding as of the Closing Date except for shares of GigOptix Common Stock issued pursuant to the exercise of GigOptix Options and GigOptix Warrants outstanding as of the Agreement Date. GigOptix holds no treasury shares. All issued and outstanding shares of GigOptix Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by GigOptix in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by GigOptix.

(b) Options. Under the GigOptix Option Plans, (i) options to purchase 7,578,129 shares have been granted and are outstanding as of the Agreement Date and (ii) 2,530,574 shares of GigOptix Common Stock remain available for future issuance to officers, directors, employees and consultants of GigOptix; all of which remain available for future issuance pursuant only to the GigOptix, Inc. 2008 Equity Incentive Plan. All GigOptix Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c) Warrants. As of the Agreement Date, a total of 2,167,703 shares of GigOptix Common Stock are subject to issuance upon exercise of the GigOptix Warrants.

(d) No Other Rights. Except for the conversion privileges of the GigOptix Options and the GigOptix Warrants and as otherwise set forth on Section 4.04(d) of the GigOptix Disclosure Schedule, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of GigOptix Common Stock or any securities or debt convertible into or exchangeable for GigOptix Common Stock or obligating GigOptix to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except set forth on Section 4.04(d) of the GigOptix Disclosure Schedule, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of GigOptix.

(e) No Adjustments. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby or thereby shall trigger any adjustment provision in any GigOptix Option or GigOptix Warrant, including any adjustment to the exercise price of or the number of shares of GigOptix Common Stock underlying any such GigOptix Option or GigOptix Warrant.

Section 4.05 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other transaction contemplated hereby or thereby shall conflict with, result in a termination or material breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a material default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the GigOptix Charter Documents or the GigOptix Subsidiary Charter Documents of Merger Sub, each as currently in effect; (b) any Applicable Law applicable to GigOptix, Merger Sub or any of either of their assets or properties; (c) except as set forth on Section 4.03(b) of the GigOptix Disclosure Schedule, any GigOptix Material Contract; or (d) any privacy policy of GigOptix.

Section 4.06 Litigation. Except as set forth on Section 4.06 of the GigOptix Disclosure Schedule, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against GigOptix or any of its Subsidiaries (or against any officer, director, employee or agent of GigOptix or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with GigOptix or such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of GigOptix, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against GigOptix or any of its Subsidiaries. Except as set forth on Section 4.06 of the GigOptix Disclosure Schedule, to GigOptix’s knowledge, there is no basis for any person to assert a claim against GigOptix or any of its Subsidiaries based upon GigOptix’s entering into this Agreement or consummating the Merger or any of the transactions contemplated by this Agreement. Neither GigOptix nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

Section 4.07 Taxes. For purposes of this Section 4.07, all references to “GigOptix” shall also include its predecessor and each of its Subsidiaries and their predecessors.

(a) GigOptix (and any consolidated, combined, unitary or aggregate group for Tax purposes of which GigOptix is or has been a member), (i) has properly completed and timely filed all Returns required to be filed by it (taking into account valid extension), (ii) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown or required to be shown on any Returns), (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to December 31, 2010 (which accrual or reserve as of December 31, 2010 is fully reflected on the unaudited balance sheet as of such date) and will establish an adequate accrual or reserve for the payment of all Taxes payable by GigOptix in respect of the periods or portion thereof through the Closing Date, (iv) has made (or will make on a timely basis) all estimated Tax payments required to be made, and (v) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such Returns are true, correct and complete in all material aspects, and GigOptix has provided Endwave with true and correct copies of such Returns.

(b) GigOptix is not delinquent in the payment of any Tax or in the filing of any Returns, and to the knowledge of GigOptix, no deficiencies for any Tax have been threatened, claimed, proposed in writing or assessed against GigOptix. GigOptix has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding GigOptix, or (ii) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. To the knowledge of GigOptix, no Return of GigOptix is under audit by the Internal Revenue Service or any other taxing agency or authority and past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from GigOptix have been paid in full to the applicable taxing agencies or authorities or to the extent being disputed in good faith, adequate reserves therefor have been established and are reflected in the unaudited balance sheet for GigOptix as of December 31, 2010. No claim has ever been made by the IRS or any other taxing authority with respect to GigOptix in a jurisdiction where GigOptix does not file Tax Returns that GigOptix is or may be subject to taxation by that jurisdiction.

(c) No Tax liens are currently in effect against any of the assets of GigOptix other than liens that arise by operation of law for Taxes not yet due and payable or that relate to Taxes being contested in good faith.

(d) There is not in effect any waiver by GigOptix of any statute of limitations with respect to any Taxes nor has GigOptix agreed to any extension of time for filing any Return that has not been filed. GigOptix has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(e) GigOptix has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(f) GigOptix is not a party to or bound by any tax sharing, tax indemnity, or tax allocation or similar agreement, plan, arrangement or agreement nor does GigOptix have any liability or potential liability to another party under any such agreement. For the purposes of the preceding sentence, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by GigOptix; and (ii) commercially reasonable agreements for the allocation of payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) GigOptix has not filed any disclosures under Sections 6662 or 6662A of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. GigOptix has not consummated, has not participated in, and is not currently participating in nor is a party to any listed or otherwise “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any transaction requiring similar disclosure under state, local or federal laws.

(h) GigOptix has never been a member of a consolidated, combined, unitary or aggregate group of which GigOptix was not the ultimate parent corporation. GigOptix has no liability for the Taxes of any Person (other than GigOptix) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, law or otherwise.

(i) Neither GigOptix nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either GigOptix is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. GigOptix has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities.

(j) Other than adjustments caused by events occurring or elections made after the Effective Time, to the knowledge of GigOptix it has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(k) To the knowledge of GigOptix, it is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that ends after the Closing Date as a result of any:

(i) item of income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed contract method of accounting, open transaction doctrine or otherwise;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); or

(iv) prepaid amount received on or prior to the Closing Date.

(l) GigOptix has never filed any election under Section 341(f) of the Code as in effect prior to the Jobs and Growth Tax Relief Reconciliation Act of 2006. GigOptix is not a “personal holding company” within the meaning of the Code.

(m) GigOptix has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) GigOptix has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(o) GigOptix is in compliance with all applicable transfer pricing laws and regulations (including Treasury Regulations promulgated under Section 482 of the Code), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of GigOptix.

(p) GigOptix was not a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and GigOptix is not nor has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

(q) GigOptix has never participated in an international boycott within the meaning of Section 999 of the Code.

(r) GigOptix is not and has not been a “Controlled Foreign Corporation” within the meaning of Section 957(a) of the Code.

(s) GigOptix has not entered into any agreement or arrangement that would cause its corporate income tax deduction to be or become limited under Section 162(m) of the Code.

(t) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority to which GigOptix has been a party. GigOptix has not requested or received a ruling from any Tax authority.

Section 4.08 SEC Filings; Financial Statements; Books and Records.

(a) SEC Filings. GigOptix has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since January 1, 2009 (the forms, documents, statements and reports filed with the SEC since January 1, 2009, including any amendments thereto, the “GigOptix SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the GigOptix SEC Reports complied, and each of the GigOptix SEC Reports filed subsequent to the Agreement Date will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the GigOptix SEC Reports so filed or that will be filed subsequent to the Agreement Date contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such GigOptix SEC Report has been amended or superseded by a later GigOptix SEC Report filed prior to the date hereof.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the GigOptix SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of GigOptix and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

(c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of GigOptix and the business of GigOptix (and its Subsidiaries) as presently conducted (the “GigOptix Business”) and have been provided to Endwave or made available for its inspection.

(d) All Accounts Recorded. GigOptix has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(e) Corporate Records. The stock records and minute books of GigOptix that have been made available to Endwave fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the stockholders and board of directors and all committees thereof. True, correct and complete copies of the GigOptix Charter Documents have been made available to Endwave.

(f) Outstanding Indebtedness. Section 4.08(f) of the GigOptix Disclosure Schedule sets forth the amount and maturity of all outstanding bank indebtedness of GigOptix as of January 31, 2011.

Section 4.09 Title to Properties. GigOptix and each of its Subsidiaries have good and marketable title to all of each of their assets and properties (including those shown on the GigOptix Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the GigOptix Business. All properties used in the operations of the GigOptix Business are reflected on the GigOptix Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by GigOptix and each of its Subsidiaries or used in the GigOptix Business are, in all material respects, in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which GigOptix and each of its Subsidiaries are a party are fully effective and afford GigOptix a valid leasehold possession of the real or personal property that is the subject of the lease. To the knowledge of GigOptix, GigOptix and each of its Subsidiaries have complied with the terms of all leases to which each of them is a party and under which each of them is in occupancy, and all such leases are in full force and effect. Each of GigOptix and its Subsidiaries enjoys peaceful and undisturbed possession under all leases of real property. Neither GigOptix nor any of its Subsidiaries owns or has any other interest in any real property.

Section 4.10 Absence of Certain Changes. Since December 31, 2010, GigOptix, each of its Subsidiaries, and each of its and their predecessors have operated each of their businesses in the ordinary course consistent with each of their past practices, and since such date, except as contemplated by this Agreement, there has not been with respect to GigOptix or any of its Subsidiaries any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) failure to operate the GigOptix Business in the ordinary course so as to use all commercially reasonable efforts to preserve the GigOptix Business intact and to preserve the continued services of GigOptix’s employees and goodwill of suppliers, customers and others having business relations with it;

(c) amendment or change in the GigOptix Charter Documents;

(d) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f) failure to pay any of its material obligations when due;

(g) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including GigOptix IP Rights (as defined in Section 4.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(h) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the GigOptix Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(j) except as set forth on Section 4.10(j) of the GigOptix Disclosure Schedule, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(k) except as set forth on Section 4.10(k) of the GigOptix Disclosure Schedule, change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(l) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(m) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(o) entering into, amendment of, relinquishment, termination or nonrenewal by it of any GigOptix Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to GigOptix’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such GigOptix Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such GigOptix Material Contract (or other right or obligation);

(p) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(q) (i) through the date of this Agreement, entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) or (ii) entering into by it of any Contract not in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(r) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of GigOptix;

(s) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(t) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(u) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (t) (other than negotiations and agreements with Endwave and its representatives regarding the transactions contemplated by this Agreement).

Section 4.11 Contracts.

(a) GigOptix has made available to Endwave, or has filed as an exhibit to a GigOptix SEC Report, a complete unredacted and correct copy of each material agreement or contract to which it is a party as of the Agreement Date, including any agreement or contract that is required to be filed as an exhibit to, or otherwise incorporated by reference in, the GigOptix SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC. Except for this Agreement and except as listed on Section 4.11(a) of the GigOptix Disclosure Schedule, none of GigOptix or its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by GigOptix as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon GigOptix or its Subsidiaries that materially restrict the ability of GigOptix or its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation) to compete in any business or geographic area that is material to GigOptix and its Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be cancelled without penalty by GigOptix or its Subsidiaries upon notice of sixty (60) days or less; or (iii) that would prevent, materially delay or materially impede GigOptix’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) is referred to herein as a “GigOptix Material Contract.”

(b) Each of the GigOptix Material Contracts is valid and binding on GigOptix or its Subsidiaries, as the case may be, and, to the knowledge of GigOptix, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any GigOptix Material Contract by GigOptix or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GigOptix or its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Notwithstanding anything in this Section 4.11, “GigOptix Material Contract” shall not include any Contract that (i) is terminable upon ninety (90) days’ or less notice without a penalty premium and does not contain payment obligations of GigOptix or its Subsidiaries in excess of $100,000 or (ii) is solely between GigOptix and one or more of its Subsidiaries or is solely between Subsidiaries of GigOptix.

Section 4.12 No Default; No Restrictions.

(a) GigOptix and each of its Subsidiaries have performed all material obligations required to be performed by each of them to date under the GigOptix Material Contracts, and there exists no material default or event of default or event, occurrence, condition or act, with respect to GigOptix or any of its Subsidiaries, to the knowledge of GigOptix, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any GigOptix Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any GigOptix Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any GigOptix Material Contract, (3) the right to accelerate the maturity or performance of any obligation of GigOptix under any GigOptix Material Contract, or (4) the right to cancel, terminate or modify any GigOptix Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GigOptix. Neither GigOptix nor any of its Subsidiaries has received any written, or, to GigOptix’s knowledge, oral notice or other communication regarding any actual or possible violation or material breach of or material default under, or intention to cancel, call a default under, or modify, any GigOptix Material Contract.

(b) Except as listed in Section 4.12(b) of the GigOptix Disclosure Schedule, neither GigOptix nor any of its Subsidiaries is a party to, and no asset or property of GigOptix or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits GigOptix, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit the Surviving Corporation, from freely engaging in the GigOptix Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which GigOptix or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that GigOptix or any of its Subsidiaries may address in operating the GigOptix Business or restricting the prices which GigOptix or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by GigOptix or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

Section 4.13 Intellectual Property.

(a) To the knowledge of GigOptix, GigOptix or its Subsidiaries own or has the valid right to use or has a license to all Intellectual Property used in any GigOptix Product or Service (as defined in Section 4.13(c)) or otherwise used in the conduct of the GigOptix Business (such Intellectual Property being hereinafter collectively referred to as the “GigOptix IP Rights”). Such GigOptix IP Rights are sufficient for the conduct of the GigOptix Business. As used in this Agreement, “GigOptix-Owned IP Rights” means GigOptix IP Rights that are owned or purported to be owned by GigOptix or its Subsidiaries; and “GigOptix-Licensed IP Rights” means GigOptix IP Rights that are licensed to GigOptix or its Subsidiaries by a third party.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall pursuant to any Contract to which GigOptix or any of its Subsidiaries is a party, in accordance with its terms: (i) constitute a material breach of or default under any such Contract governing any GigOptix IP Right (collectively, the “GigOptix IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any GigOptix IP Right; or (iii) materially impair the right of GigOptix, its Subsidiaries or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any GigOptix IP Right or portion thereof. Except as set forth in Section 4.13(b) of the GigOptix Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by GigOptix or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any GigOptix IP Rights by GigOptix or its Subsidiaries, and no royalties, honoraria, fees or other payments shall become payable as a result of the consummation of the transactions contemplated by this Agreement in excess of those that would have been required to be paid had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(c) To the knowledge of GigOptix, as of the date of this Agreement, neither the operation of the GigOptix Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any product or service, including, without limitation, all software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, produced, manufactured, assembled, sold, leased, installed, repaired, licensed, marketed, furnished, distributed or otherwise made available by GigOptix or its Subsidiaries (each a “GigOptix Product or Service”) as designed, developed, produced, manufactured, assembled, sold, leased, installed, repaired, licensed, marketed, furnished, distributed or otherwise made available by GigOptix or its Subsidiaries as of the date of this Agreement (i) violates any license or other Contract between GigOptix or its Subsidiaries and any third party, or (ii) infringes or misappropriates any Intellectual Property right of any other party. There is no pending, or to the knowledge of GigOptix, threatened in writing, claim or litigation contesting the validity, ownership or right of GigOptix or its Subsidiaries to use, develop, make, market, license, sell, distribute or furnish any GigOptix-Owned IP Right or GigOptix Product or Service, nor to the knowledge of GigOptix is there any legitimate basis for any such claim, nor has GigOptix or its Subsidiaries received any written notice asserting that any GigOptix-Owned IP Right or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of GigOptix is there any legitimate basis for any such assertion. Since January 1, 2008, GigOptix and each of its Subsidiaries have not received any written notice from any third party notifying any of them of, or requesting that any of them enter into a license under, any third party patents. None of the GigOptix-Owned IP Rights or GigOptix Products or Services of GigOptix or its Subsidiaries is subject to any proceeding or outstanding order or stipulation to which GigOptix or any of its Subsidiaries is a party (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by GigOptix or its Subsidiaries of any GigOptix-Owned IP Rights, any GigOptix Product or Service, or which may affect the validity, use or enforceability of any such GigOptix-Owned IP Rights or GigOptix Product or Service, or (ii) restricting the conduct of the GigOptix Business in order to accommodate Intellectual Property rights of a third party.

(d) To GigOptix’s knowledge, no current or former employee, consultant or independent contractor of GigOptix or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, GigOptix or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for GigOptix or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work except as directed by GigOptix or any of its Subsidiaries. To GigOptix’s knowledge, neither the employment of any employee of GigOptix or any of its Subsidiaries, nor the use by GigOptix or any of its Subsidiaries of the services of any consultant or independent contractor subjects GigOptix or any of its Subsidiaries to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for GigOptix or any of its Subsidiaries).

(e) GigOptix and each of its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the GigOptix IP Rights and to preserve and maintain all GigOptix’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in the GigOptix IP Rights. All current and former officers, employees, consultants and independent contractors of GigOptix, each of its Subsidiaries, and each of its and their predecessors having access to proprietary information of GigOptix, each of its Subsidiaries, and each of its and their predecessors, including any inventions and any proprietary information received by GigOptix or any of its Subsidiaries from any of their respective customers and partners have executed and delivered to GigOptix or its predecessors and its Subsidiaries or their predecessors an agreement regarding the protection of such proprietary information (in the case of proprietary information of their respective customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Endwave. GigOptix, each of its Subsidiaries, and each of its and their predecessors have secured valid written assignments from all of their current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any material GigOptix-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that GigOptix, each of its Subsidiaries, and each of its and their predecessors did not or do not already own by operation of law, except where such assignments are not permitted by Applicable Law. No current or former employee, officer, director, consultant or independent contractor of GigOptix, any of its Subsidiaries or any of its or their predecessors has any right, license, claim or interest whatsoever in or with respect to any GigOptix-Owned IP Rights.

(f) To the knowledge of GigOptix, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are material GigOptix-Owned IP Rights are valid and subsisting, and GigOptix or its Subsidiaries are the record owner thereof. To the knowledge of GigOptix, all registered patents, trademarks and service marks, are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. To the knowledge of GigOptix, GigOptix, each of its Subsidiaries, and each of its and their predecessors have not taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any of the patents for which any of them has applied for or been issued a registration in a manner that would result in the abandonment or unenforceability of such patent. GigOptix or its Subsidiaries are the exclusive owners of all trademarks and, to the knowledge of GigOptix, trade names used in connection with the operation or conduct of the GigOptix Business, including the sale, licensing, distribution or provision of any GigOptix Products or Services by GigOptix or any of its Subsidiaries.

(g) GigOptix or its Subsidiaries own all right, title and interest in and to all material GigOptix-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than non-exclusive licenses provided on GigOptix’s or any of its Subsidiaries’ standard form of agreement without material deviation).

(h) Except as set forth in a standard customer agreement for GigOptix and its Subsidiaries, there are no unfulfilled performance commitments under any license, sublicense or Contract, including specified upgrades and undelivered elements, except for maintenance services which have not yet been provided as it related to undelivered elements. None of the licenses or other Contracts of GigOptix grants any third party exclusive rights to or under any

GigOptix-Owned IP Rights or grants any third party the right to sublicense any of such GigOptix-Owned IP Rights. GigOptix and each of its Subsidiaries have not transferred ownership of any Intellectual Property that is owned by GigOptix or any of its Subsidiaries to any third party, or knowingly permitted GigOptix’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(i) Neither GigOptix, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves has disclosed or delivered to any party (other than any employee or contractor of GigOptix or any of its Subsidiaries in the course of their performance of work for the applicable of GigOptix or its Subsidiaries), or permitted the disclosure or delivery to any escrow agent or other party of, any GigOptix Source Code (as defined below). To the knowledge of GigOptix, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by GigOptix, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any GigOptix Source Code. Except as set forth in Section 4.13(i) of the GigOptix Disclosure Schedule neither GigOptix nor any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any GigOptix Source Code and neither the execution of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any GigOptix Source Code. As used in this Section 4.13(i), “GigOptix Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, or any material proprietary information or algorithm contained in or relating to any software source code, owned by or licensed to GigOptix, or its Subsidiaries, or otherwise used by GigOptix or any of its Subsidiaries, or marketed or currently proposed to be marketed by GigOptix or any of its Subsidiaries.

(j) All software developed by GigOptix, any of its Subsidiaries or any of its or their predecessors and licensed by GigOptix, any of its Subsidiaries or any of its or their predecessors to customers and all GigOptix Products or Services provided by or through GigOptix, any of its Subsidiaries or any of its or their predecessors to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither GigOptix nor any of its Subsidiaries has any material Liability (and, to the knowledge of GigOptix, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against GigOptix or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the GigOptix Balance Sheet. GigOptix has made available to Endwave all Documentation relating to the testing of the GigOptix Products or Services and plans and specifications for GigOptix Products or Services currently under development by GigOptix or any of its Subsidiaries. GigOptix and each of its Subsidiaries have a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any GigOptix Products or Services, and maintains a database covering the foregoing, where commercially reasonable. For all software used by GigOptix or any of its Subsidiaries in providing GigOptix Products or Services, or in developing or making available any of the GigOptix Products or Services, GigOptix and each of its Subsidiaries have implemented any and all material security patches or upgrades that to the knowledge of GigOptix are generally available for that software. For all software used by GigOptix or any of its Subsidiaries in providing GigOptix Products or Services, or in developing or making available any of the GigOptix Products or Services, GigOptix and each of its Subsidiaries have implemented any and all material security patches or upgrades that to the knowledge of GigOptix are generally available for that software, where commercially reasonable.

(k) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by GigOptix or its Subsidiaries to any Person, including without limitation any GigOptix Product or Service, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(l) The GigOptix Business as currently conducted and as currently proposed to be conducted complies with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(m) GigOptix or its Subsidiaries is not nor has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate GigOptix or its Subsidiaries to grant or offer to any other Person any license or right to any GigOptix IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by GigOptix or its Subsidiaries or any Affiliate of GigOptix after the Agreement Date

(n) No funding, facilities or personnel of any Governmental Authority or a university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for GigOptix Common Stock or pursuant to instruments of indebtedness for borrowed money) were used directly or indirectly, in the development by GigOptix or any of its Subsidiaries, in whole or in part, of the GigOptix-Owned IP Rights, GigOptix Products or Services, computer software programs or applications owned by GigOptix or any of its Subsidiaries. To the knowledge of GigOptix, no current or former employee, consultant or independent contractor of GigOptix or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any GigOptix-Owned IP Rights has performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for GigOptix or any of its Subsidiaries.

(o) GigOptix and each of its Subsidiaries have not taken and until Closing will not take any actions that (i) incorporate any Public Software, in whole or in part, into any GigOptix

Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any GigOptix Product or Service or any portion thereof in a manner that may subject any GigOptix Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) combine or distribute any GigOptix Product or Service with Public Software. As used herein, “Public Software” means software licensed pursuant to terms that directly or indirectly grant, or purport to grant, to any third party any rights or immunities under the GigOptix-Owned IP or any GigOptix Product or Service. Public Software includes, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

Section 4.14 Compliance with Laws.

(a) GigOptix, each of its Subsidiaries and each of its and their predecessors have complied in all material respects, and are now in material compliance, with all Applicable Law.

(b) All materials, products and services distributed or marketed by GigOptix, each of its Subsidiaries and each of its and their predecessors have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) To the knowledge of GigOptix, each of its Subsidiaries and each of its and their predecessors holds, and at all times has held, and at Closing will hold, all Governmental Permits, and all such Governmental Permits are valid and in full force and effect. GigOptix, each of its Subsidiaries and each of its and their predecessors have complied with each Governmental Permit to which each of them is subject. To the knowledge of GigOptix, GigOptix has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. GigOptix has no knowledge of any outstanding material violation of any Governmental Permit.

(d) There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of GigOptix or any of its Subsidiaries.

(e) Neither GigOptix, nor any of its Subsidiaries or its or their predecessors, or to GigOptix’s knowledge any of their respective directors, officers, agents or employees, has, for or on behalf of GigOptix or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute or (iii) made any other payment in violation of Applicable Law.

(f) In each application for a Governmental Grant submitted by or on behalf of GigOptix or any of its Subsidiaries, all information required by such application has been disclosed accurately and completely in all material respects. Except for undertakings set forth in letters of approval for Governmental Grants and under Applicable Law, there are no undertakings of GigOptix or any of its Subsidiaries given in connection with any Governmental Grant. GigOptix its Subsidiaries are in compliance with the terms, conditions, requirements and criteria of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause GigOptix to lose a material benefit or incur any material liability and has duly fulfilled all conditions, undertakings and other obligations relating thereto. Except as set forth in Section 4.14(f) of the GigOptix Disclosure Schedule, no Governmental Authority: (i) has awarded any participation or provided any support to GigOptix or any of its Subsidiaries; or (ii) is or may become entitled to receive any royalties or other payments from GigOptix or any its Subsidiaries.

(g) To GigOptix’s knowledge, no event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant; (B) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; or (C) a requirement that GigOptix or any of its Subsidiaries return or refund any benefits provided under any Governmental Grant. The consummation of the Merger pursuant to the terms of this Agreement: (1) will not adversely affect the ability of GigOptix or any of its Subsidiaries to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (2) will not result in (x) the failure of GigOptix or any of its Subsidiaries to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or (y) any claim by any Governmental Authority or other Person that any GigOptix or any of its Subsidiaries is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant. No consent of any Governmental Authority or other Person is required to be obtained prior to the consummation of the Merger pursuant to the terms of this Agreement in order to preserve the entitlement of GigOptix or any of its Subsidiaries to any Governmental Grant or to avoid any increase in royalty rates incurred by GigOptix or any of its Subsidiaries under any such Governmental Grant or other change in the terms and conditions applicable to GigOptix or any of its Subsidiaries under any such Governmental Grant. There is no intention to change the terms of any Governmental Grant, except as may result from generally applicable changes to the relevant laws and regulations thereunder.

Section 4.15 Certain Transactions and Agreements. Since January 1, 2009, neither GigOptix nor any of its Subsidiaries has entered into any material transaction with any Affiliate of GigOptix or any of its Subsidiaries or any transaction that would be required to be reported by GigOptix pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

Section 4.16 Employees, ERISA and Other Compliance.

(a) To the knowledge of GigOptix, GigOptix and each of its Subsidiaries have always been and currently are in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and have correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and the California Labor Code. To the knowledge of GigOptix, all employees of GigOptix and each of its Subsidiaries are legally permitted to be employed by GigOptix and such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. To GigOptix’s knowledge, all independent contractors providing services to GigOptix and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as set forth on Section 4.16(a) of the GigOptix Disclosure Schedule, GigOptix and each of its Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To the knowledge of GigOptix as of the Agreement Date, no employees or consultants of GigOptix or any of its Subsidiaries have given notice to GigOptix or such Subsidiary of an intention to terminate his or her employment or relationship with GigOptix or such Subsidiary.

(b) To the knowledge of GigOptix, GigOptix and each of its Subsidiaries are not now, nor has ever been, subject to a union organizing effort. GigOptix and each of its Subsidiaries are not subject to any collective bargaining agreement with respect to any of their employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current disputes with a labor organization. GigOptix and each of its Subsidiaries have good labor relations, and GigOptix has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations. As of the date of this Agreement, GigOptix has no knowledge of any facts indicating that any GigOptix employee has filed or intends to file an internal or external complaint regarding his or her employment at GigOptix, including, without limitation, complaints of discriminations, harassment, retaliation, and / or unpaid wages.

(c) Neither GigOptix nor any ERISA Affiliate of GigOptix has participated in a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of GigOptix or an ERISA Affiliate of GigOptix is subject to Title IV of ERISA.

(d) Each employment, consulting, severance or other similar written Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each written plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by GigOptix, any Subsidiary of GigOptix or any ERISA Affiliate of GigOptix and covers any employee or former employee of GigOptix, its predecessors or any Subsidiary of GigOptix or ERISA Affiliate of GigOptix (excluding any government plans, programs or mandates) (collectively referred to as “GigOptix Benefit Arrangements”) have been maintained, including as to form, in compliance in all material respects with their terms and with the requirements prescribed by any and all Applicable Law. No GigOptix Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 of ERISA. No GigOptix Benefit Arrangement or assets associated therewith is subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Subject to Applicable Laws, GigOptix has the right under the terms of each applicable GigOptix Benefit Arrangement to terminate such GigOptix Benefit Arrangement (or terminate the participation in such GigOptix Benefit Arrangement by GigOptix), and no additional contribution would be required to properly effect such termination.

(e) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of GigOptix is threatened in writing against or with respect to any GigOptix Benefit Arrangement (other than claims for benefits under such GigOptix Benefit Arrangement that are routine), including any audit or inquiry by the IRS or the DOL. No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any GigOptix Benefit Arrangements and that is reasonably likely to subject GigOptix, any of the its Subsidiaries, or any of their employees to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or material sanctions imposed under Title I of ERISA.

(f) All contributions due from GigOptix with respect to any of the GigOptix Benefit Arrangements have been made or have been accrued on GigOptix’s financial statements, and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the GigOptix Balance Sheet Date as a result of the operations of GigOptix after the GigOptix Balance Sheet Date).

(g) All individuals who, pursuant to the terms of any GigOptix Benefit Arrangement, are entitled to participate in any GigOptix Benefit Arrangement, are currently participating in such GigOptix Benefit Arrangement or have been offered an opportunity to do so and have declined to do so.

(h) There has been no amendment to, written interpretation or announcement (whether or not written) by GigOptix relating to, or change in employee participation or coverage under, any GigOptix Benefit Arrangement that would increase materially the expense of maintaining such GigOptix Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2010 (other than increased insurance premiums), except any such amendments that are required under Applicable Law. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any GigOptix Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(i) To GigOptix’s knowledge, no employee or consultant of GigOptix or any of its Subsidiaries is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by GigOptix or any of its Subsidiaries or to use trade secrets or proprietary information of others. To GigOptix’s knowledge, the employment of any employee or consultant by GigOptix and each of its Subsidiaries does not subject it to any material Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding.

(j) GigOptix and each of its Subsidiaries have not established any compensation or benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of a jurisdiction outside of the United States.

(k) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act in respect of GigOptix or any of its Subsidiaries.

(l) All required reports and descriptions of each GigOptix Benefit Arrangement (including Internal Revenue Service Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the DOL or other governmental body and have been distributed as required.

(m) The form of each GigOptix Benefit Arrangement that is subject to Section 409A of the Code meets the requirements of Sections 409A(a)(2), (3) and (4) of the Code and has been operated in accordance with such requirements.

(n) No amount previously paid or that is payable or that may become payable by GigOptix or any of its Subsidiaries pursuant to any GigOptix Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall fail to be deductible under Section 162(m) of the Code.

Section 4.17 Insurance. GigOptix and each of its Subsidiaries maintain the policies of insurance and bonds set forth in Section 4.17 of the GigOptix Disclosure Schedule, including all legally required workers’ compensation and other insurance. Section 4.17 of the GigOptix

Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and GigOptix and each of its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and GigOptix has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. All such policies provide insurance coverage for GigOptix’s or its Subsidiaries assets and operation of the GigOptix Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations, and such policies are of the scope and amount customary and reasonable for the businesses in which GigOptix and its Subsidiaries has engaged. Neither GigOptix nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of GigOptix and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds. GigOptix has delivered to Endwave correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of GigOptix.

Section 4.18 Environmental Matters. To the knowledge of GigOptix, GigOptix and its predecessors and Affiliates are in material compliance with all Environmental Laws, which compliance includes the possession by GigOptix of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. GigOptix has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that GigOptix is not in compliance with any Environmental Law, and to the knowledge of GigOptix, there are no circumstances that may prevent or interfere with the compliance by GigOptix with any current Environmental Law in the future. To the knowledge of GigOptix, no current or prior owner of any property leased or possessed by GigOptix has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or GigOptix is not in compliance with any Environmental Law. All Governmental Permits held by GigOptix pursuant to any Environmental Law (if any) are identified in Section 4.18 of the GigOptix Disclosure Schedule.

Section 4.19 Customers and Suppliers.

(a) GigOptix has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 10 largest sources of revenues for GigOptix, based on amounts paid or payable in the year ended December 31, 2010 (each, a “GigOptix Significant Customer”), and GigOptix has no knowledge of any material dissatisfaction on the part of any GigOptix Significant Customer. Since January 1, 2011, GigOptix has not received any written or, to GigOptix’s knowledge, oral notice from any GigOptix Significant Customer that such customer shall not continue as a customer of GigOptix or any of its Subsidiaries or that such customer intends to terminate or materially modify existing Contracts with GigOptix (or the Surviving Corporation, Endwave or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered. GigOptix has not had any of its products returned by a GigOptix Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by GigOptix.

(b) GigOptix has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2010 was one of the 10 largest suppliers of products and/or services to GigOptix, based on amounts paid or payable (each, a “GigOptix Significant Supplier”) and GigOptix has no knowledge of any material dissatisfaction on the part of any GigOptix Significant Supplier. Since January 1, 2011, GigOptix has not received any written notice from any GigOptix Significant Supplier that such supplier shall not continue as a supplier to GigOptix or any of its Subsidiaries or that such supplier intends to terminate or materially modify existing Contracts with GigOptix (or the Surviving Corporation, Endwave or any of its Subsidiaries). GigOptix has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the GigOptix Businesses, and GigOptix has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

Section 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GigOptix, Merger Sub or any of their Affiliates.

Section 4.21 Fairness Opinion. The board of directors of GigOptix has received the opinion of Roth Capital Partners, dated as of the Agreement Date, based on and subject to the assumptions, matters considered and limitations described therein, regarding the fairness to GigOptix from a financial point of view of the Merger Consideration to be paid by GigOptix in connection with the Merger. A copy of such opinion shall be made available to Endwave, solely for informational purposes, promptly after the Agreement Date.

Section 4.22 Inventory. All inventory of GigOptix, whether or not reflected in the unaudited balance sheet of GigOptix dated December 31, 2010 consists of a quality and quantity usable and salable in the ordinary course of business of GigOptix, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the GigOptix Balance Sheet. The quantities of each item of inventory are reasonable in the present circumstances of GigOptix. GigOptix has good and marketable title to the inventories free and clear of all Encumbrances (other than Permitted Encumbrances). The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

Section 4.23 Board Approval. The board of directors of GigOptix has, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of GigOptix and its stockholders and duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.24 Disclosure. No representation or warranty of GigOptix in this Agreement and no statement in the GigOptix Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.25 Reorganization. None of GigOptix, any of its Subsidiaries nor, to the knowledge of GigOptix, any of GigOptix’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code and GigOptix is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business During Interim Period.

(a) Except as contemplated or required by this Agreement, or as set forth in Section 5.01(a) of the Endwave Disclosure Schedule, or as expressly consented to in writing by GigOptix, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the termination of this Agreement or the Effective Time, each of Endwave and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action that would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Endwave shall also comply with the obligations set forth in Section 5.01(a) of the Endwave Disclosure Schedule. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Endwave nor any of its Subsidiaries will, without the prior written consent of GigOptix (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, do any of the following:

(i) enter into, violate, extend, amend or otherwise modify or waive any of the terms of any Endwave Material Contract;

(ii) split, combine or reclassify any shares of its capital stock;

(iii) except as permitted in Section 5.04(c) of this Agreement, authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

(iv) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to GigOptix;

(v) maintain its Books and Records in a manner other than in the ordinary course of business and consistent with past practice;

(vi) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(vii) institute any change in its accounting methods, principles or practices or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than as required by GAAP or the rules and regulations promulgated by the SEC;

(viii) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by Applicable Law;

(ix) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities;

(x) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than pursuant to the exercise or conversion of Endwave Stock Awards outstanding as of the Agreement Date, including as such Endwave Stock Awards may have vesting accelerated pursuant to the terms of the Endwave Option Plan; or

(xi) take or agree to take, any of the actions described in Section 3.10 (except for taking of any action described under Section 3.10(g) to the extent that such action is not material to Endwave or its business, or for taking of any action described under Section 3.10(q)), or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 7.02(a) would not be satisfied or prevent it from performing or cause it not to perform its covenants hereunder such that the condition set forth in Section 7.02(b) would not be satisfied.

(b) Except as contemplated or required by this Agreement, or as set forth in Section 5.01(b) of the GigOptix Disclosure Schedule, or as expressly consented to in writing by Endwave, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the Agreement Date to the earlier of the termination of this Agreement or the Effective Time, each of GigOptix and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action that would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. GigOptix shall also comply with the obligations set forth in Section 5.01(a) of the GigOptix Disclosure Schedule. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither GigOptix nor any of its Subsidiaries will, without the prior written consent of Endwave (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, do any of the following:

(i) enter into, violate, extend, amend or otherwise modify or waive any of the terms of any GigOptix Material Contract;

(ii) split, combine or reclassify any shares of its capital stock;

(iii) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any material partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

(iv) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to GigOptix;

(v) maintain its Books and Records in a manner other than in the ordinary course of business and consistent with past practice;

(vi) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(vii) institute any change in its accounting methods, principles or practices or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than as required by GAAP or the rules and regulations promulgated by the SEC;

(viii) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by Applicable Law;

(ix) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities;

(x) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, other than pursuant to the exercise or conversion of GigOptix Stock Awards outstanding as of the Agreement Date, including as such GigOptix Stock Awards may have vesting accelerated pursuant to the terms of the GigOptix Option Plans; or

(xi) take or agree to take, any of the actions described in Section 4.10 (except for taking of any action described under Section 4.10(g) to the extent that such action is not material to GigOptix or its business, or for taking of any action described under Section 4.10(q)), or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect such that the condition set forth in Section 7.01(a) would not be satisfied or prevent it from performing or cause it not to perform its covenants hereunder such that the condition set forth in Section 7.01(b) would not be satisfied.

Section 5.02 No Solicitation.

(a) From and after the Agreement Date until the Effective Time or termination of this Agreement pursuant to Article VIII, Endwave and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Endwave Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Endwave Acquisition Proposal, (iii) engage in discussions with any person with respect to any Endwave Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Endwave Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Endwave Acquisition Transaction. Notwithstanding anything to the contrary contained in this Section 5.02 or in any other provision of this Agreement, Endwave and its board of directors: (i) may furnish information to, or participate in discussions with, any third party that has made an unsolicited Endwave Acquisition Proposal (a “Potential Acquirer”) that the board of directors reasonably concludes may lead to an Endwave Superior Offer (as defined in Section 5.04(c) hereof); and (ii) may participate in discussions or negotiations with any Potential Acquirer or approve an unsolicited Endwave Acquisition Proposal if the board of directors is advised by its financial advisor that the Potential Acquirer submitting such Endwave Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Endwave Acquisition Proposal, and the board of directors determines in good faith, (A) after receiving advice from its financial advisor, that such Endwave Acquisition Proposal is an Endwave Superior Offer (as defined in Section 5.04(c) hereof), and (B) after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Endwave Acquisition Proposal would be inconsistent with the board of directors’ fiduciary duties under Applicable Law. Endwave agrees that any non-public information furnished to a Potential Acquirer will be pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Endwave as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.03). In the event that Endwave shall determine to provide any information as described above, or shall receive any Endwave Acquisition Proposal (or any material amendment to an Endwave Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform GigOptix in writing as to that fact and shall furnish to GigOptix the identity of the recipient of such information to be provided and/or the Potential Acquirer and the terms of such Endwave Acquisition Proposal (or material amendment). For purposes of this Agreement, “Endwave Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by GigOptix) relating to any Endwave Acquisition Transaction. For purposes of this Agreement, “Endwave Acquisition Transaction” shall mean any transaction or series of related transactions involving: (A) any purchase from Endwave or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of Endwave or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of Endwave or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Endwave; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 30% of the assets of Endwave; or (C) any liquidation or dissolution of Endwave.

(b) In addition to the obligations of Endwave set forth in Section 5.02(a), Endwave as promptly as practicable shall advise GigOptix orally and in writing of any Endwave Acquisition Proposal or any request for non-public information or inquiry which Endwave reasonably believes would lead to an Endwave Acquisition Proposal or to any Endwave Acquisition Transaction, the material terms and conditions of such Endwave Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Endwave Acquisition Proposal, request or inquiry. Endwave will keep GigOptix informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Endwave Acquisition Proposal, request or inquiry.

(c) From and after the Agreement Date until the Effective Time or termination of this Agreement pursuant to Article VIII, GigOptix and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any GigOptix Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any GigOptix Acquisition Proposal, (iii) engage in discussions with any person with respect to any GigOptix Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any GigOptix Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any GigOptix Acquisition Transaction. For purposes of this Agreement, “GigOptix Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by GigOptix) relating to any GigOptix Acquisition Transaction. For purposes of this Agreement, “GigOptix Acquisition Transaction” shall mean any transaction or series of related transactions involving: (A) any purchase from GigOptix or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of GigOptix or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of GigOptix or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving GigOptix; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 30% of the assets of GigOptix; or (C) any liquidation or dissolution of GigOptix.

(d) Notwithstanding anything contained in Section 5.02(c), prior to the Effective Time, GigOptix may furnish nonpublic information regarding GigOptix to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written GigOptix Acquisition Proposal made or received after the date of this Agreement, which GigOptix’s board of directors determines in good faith constitutes, or is reasonably likely to result in, a GigOptix Superior Offer (and is not withdrawn) if: (A) neither GigOptix nor any representative of GigOptix shall have failed to comply with this Section; (B) the board of directors of GigOptix concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the board of directors of GigOptix under Applicable Law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, GigOptix gives Endwave written notice of the identity of such Person and of GigOptix’s intention to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person. For purposes of this Agreement, “GigOptix Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving GigOptix pursuant to which the stockholders of GigOptix immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving GigOptix), directly or indirectly, of ownership of 90% of the then outstanding shares of capital stock of GigOptix, on terms that the board of directors of GigOptix determines, in its reasonable judgment (based on the advice of counsel and the written advice of its financial advisor) to be an offer that the GigOptix board of directors must consider in order to fulfill its fiduciary duties; provided, however, that any such offer shall not be deemed to be an “GigOptix Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of GigOptix board of directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

Section 5.03 Access to Information. From the Agreement Date until the Effective Time, Endwave and GigOptix will each afford to the other and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries’ Books and Records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement between GigOptix and Endwave (the “Confidentiality Agreement”). GigOptix and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.04 Special Meetings; Registration Statement; Board Recommendations.

(a) Endwave Special Meeting. Promptly after the date hereof, subject to Section 5.04(c) and 5.04(e), Endwave will take all action necessary in accordance with Delaware Law and its Amended and Restated Certificate of Incorporation and bylaws to convene a meeting of Endwave Stockholders to consider adoption of this Agreement and approval of the Merger (the “Endwave Special Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under Applicable Law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.04(c), Endwave will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASDAQ Stock Market LLC (“NASDAQ”) or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Endwave may adjourn or postpone the Endwave Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Endwave’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Endwave Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Endwave Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Endwave Special Meeting. Endwave shall ensure that the Endwave Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Endwave in connection with the Endwave Special Meeting are solicited, in compliance with the Delaware Law, the Endwave Charter Documents, the rules of NASDAQ and all other applicable legal requirements.

(b) Subject to Section 5.04(c): (i) the board of directors of Endwave shall unanimously recommend that Endwave’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Endwave Special Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of Endwave has unanimously recommended that Endwave’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Endwave Special Meeting; and (iii) neither the board of directors of Endwave nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to GigOptix, the unanimous recommendation of the board of directors of Endwave that Endwave’s stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to GigOptix if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

(c) Nothing in this Agreement shall prevent the board of directors of Endwave from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) an Endwave Superior Offer (as defined below) is made to Endwave and is not withdrawn, (ii) Endwave shall have provided written notice to GigOptix (a “Notice of Endwave Superior Offer”) advising GigOptix that Endwave has received an Endwave Superior Offer, specifying the material terms and conditions of such Endwave Superior Offer and identifying the person or entity making such Endwave Superior Offer, (iii) GigOptix shall not have, within five business days of GigOptix’s receipt of the Notice of Endwave Superior Offer, made an offer that the board of directors of Endwave by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Endwave’s stockholders as such Endwave Superior Offer (it being agreed that the board of directors Endwave shall convene a meeting to consider any such offer by GigOptix promptly following the receipt thereof), (iv) the board of directors of Endwave concludes in good faith, after consultation with its outside counsel, that, in light of such Endwave Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors of Endwave to Endwave’s stockholders under Applicable Law and (v) Endwave shall not have violated any of the restrictions set forth in Section 5.02 or this Section 5.04(c). Endwave shall provide GigOptix with at least three business days prior notice (or such lesser prior notice as provided to the members of Endwave’s board of directors but in no event less than twenty-four hours) of any meeting of Endwave’s board of directors at which Endwave’s board of directors is reasonably expected to consider any Endwave Acquisition Transaction. For purposes of this Agreement, “Endwave Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Endwave pursuant to which the stockholders of Endwave immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Endwave), directly or indirectly, of ownership of 90% of the then outstanding shares of capital stock of Endwave, on terms that the board of directors of Endwave determines, in its reasonable judgment (based on the written advice of its financial advisor) to be more favorable to Endwave stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be an “Endwave Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Endwave’s board of directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

(d) Nothing contained in this Agreement shall prohibit Endwave or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(e) As promptly as practicable after the execution of this Agreement, Endwave and GigOptix shall mutually prepare, and GigOptix shall file with the SEC, the Registration Statement including the preliminary Proxy Statement. Prior to the effectiveness of the Registration Statement: (a) Endwave shall execute and deliver to Cooley LLP and to Nixon Peabody LLP a tax representation letter in a customary form to be mutually agreed to by the parties; and (b) GigOptix and Merger Sub shall execute and deliver to Cooley LLP and Nixon Peabody LLP a tax representation letter in a customary form to be mutually agreed to by the parties. To the extent requested by GigOptix or Endwave, each of GigOptix, Merger Sub and Endwave shall confirm to Cooley LLP and to Nixon Peabody LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the second sentence of this Section 5.04(e): (a) GigOptix shall use commercially reasonable efforts to cause Nixon Peabody LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) Endwave shall use its reasonable best efforts to cause Cooley LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.04(e). GigOptix and Endwave shall use all commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. As promptly as practicable following receipt of SEC comments on such Registration Statement and preliminary Proxy Statement, GigOptix and Endwave shall mutually prepare a response to such comments. Upon resolution of all comments, GigOptix shall file the Registration Statement with the SEC, in which the Proxy

Statement will be included, as a prospectus. GigOptix shall also take any action required to be taken under applicable state blue sky or securities laws in connection with GigOptix Common Stock to be issued in exchange for the shares of Endwave Common Stock. GigOptix and Endwave shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.04(e). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing made pursuant to this Section 5.04(e), GigOptix or Endwave, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Endwave such amendment or supplement.

(f) As promptly as practical after the execution of this Agreement, GigOptix shall prepare and make such filings as are required under applicable blue sky laws for the purpose of obtaining necessary permits and qualifications (to the extent that exemptions from the need to obtain such permits or qualifications are not available) in connection with the issuance of GigOptix Common Stock in the Merger or pursuant to Section 2.02 in such jurisdictions for which Endwave and GigOptix determine such filings are required to be made. Endwave shall provide promptly all information in its possession that is reasonably requested by GigOptix for the purpose of compliance with this Section 5.04(f).

Section 5.05 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, GigOptix, Merger Sub and Endwave shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and (iii) using commercially reasonable efforts to lift any legal bar to the Merger. GigOptix shall cause Merger Sub to perform all of its obligations under this Agreement. Without limiting the foregoing, in the event that any submission is required under the Antitrust Laws, GigOptix Merger Sub, and Endwave will as soon as reasonably practicable after the date of this Agreement and in no event later than 10 business days after the date of this Agreement, for any obligations triggered by the HSR Act, and in no event later than 15 business days, for any obligations triggered by any of the other Antitrust Laws, file or cause to be filed all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the transactions contemplated by this Agreement to initiate the approval process. Each of GigOptix, Merger Sub and Endwave shall promptly (1) supply the other party with any information that may be required in order to effectuate notices, reports, documents or other filings with any Governmental Authority required to be made pursuant to any Antitrust Laws, (2) supply any additional information which reasonably may be required by any Governmental Authority in connection with any submission required under the Antitrust Laws, and (3) promptly inform the other party of the substance of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, neither GigOptix, nor the Surviving Corporation, nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have a GigOptix Material Adverse Effect or an Endwave Material Adverse Effect, or (iii) agree to any of the foregoing.

Section 5.06 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, GigOptix, Merger Sub and Endwave agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by the rules and regulations of or listing agreement with NASDAQ or as may otherwise be required by NASDAQ or the SEC.

Section 5.07 Notification of Certain Matters. Each of Endwave and GigOptix shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Endwave and GigOptix shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

Section 5.08 NYSE AMEX Listing. GigOptix shall use commercially reasonable efforts to cause the GigOptix Common Stock issuable pursuant to Section 2.01 to be authorized for listing on the NYSE AMEX, subject to official notice of issuance, prior to the Closing Date, and if that is not reasonably possible, then as soon thereafter as is reasonably possible. If within 60 days following the Effective Time, such shares of GigOptix Common Stock has not been so authorized, then the board of directors of GigOptix will use its best efforts to take further actions as appropriate to achieve such listing on NYSE AMEX, subject to official notice of issuance.

Section 5.09 Resignation of Directors and Officers. Prior to the Effective Time, Endwave shall deliver to GigOptix at no cost the resignations of such directors and officers of Endwave and its Subsidiaries as GigOptix shall specify at least ten business days prior to the Closing, effective at the Effective Time.

Section 5.10 Appointment of New GigOptix Directors. The board of directors of GigOptix shall take such action as deemed necessary to elect Joseph Lazzara and John Mikulsky as new members of the such board of directors, with terms expiring in 2012 and 2013, respectively. Not later than each such director’s appointment to the board of directors, GigOptix will enter into an indemnity agreement with each director in the same form as then exists between GigOptix and each of its other directors. Such directors shall be entitled to the same compensation as all other GigOptix non-employee directors.

Section 5.11 Directors’ and Officers’ Indemnification and Insurance.

(a) GigOptix shall, or shall cause the Surviving Corporation to, fulfill and honor the obligation of Endwave to Endwave’s present and former directors and officers (the “Indemnified Directors and Officers”) pursuant to the terms of Endwave’s Amended and Restated Certificate of Incorporation and bylaws.

(b) Notwithstanding anything else set forth in this Agreement, (i) this Section 5.11 shall survive the consummation of the Merger, (ii) is intended to benefit the Indemnified Directors and Officers and their respective heirs and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against GigOptix or the Surviving Corporation first arising after the Closing Date by contract or otherwise. This Section 5.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Director and Officer under this Section 5.11 without the written consent of such affected Indemnified Director and Officer.

(c) From the Effective Time until the sixth anniversary of the Effective Time, neither GigOptix nor the Surviving Corporation shall take any action to terminate any liability insurance that Endwave acquires and fully pays for prior to the Effective Time with respect to claims arising against Endwave’s officers and directors with respect to their acts and omissions as directors and officers of Endwave occurring prior to the Effective Time (the “Tail Policy”); provided that the Surviving Corporation may, but under no circumstances shall be obligated to, substitute a policy of at least the same coverage containing terms and conditions that, in the aggregate, are no less advantageous. Endwave shall purchase the Tail Policy, which for clarity, would constitute a Merger Expense.

Section 5.12 Consents of GigOptix’s and Endwave’s Accountants. Each of GigOptix and Endwave shall use commercially reasonable efforts to cause its independent accountants to deliver to GigOptix a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to GigOptix and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 5.13 Notification of Certain Matters. Endwave shall give prompt notice to GigOptix and Merger Sub, and GigOptix and Merger Sub shall give prompt notice to Endwave, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition in Section 7.01(a) or 7.02(a), as applicable, would not be satisfied, (ii) any material failure of the Endwave, GigOptix or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 7.01(b) or 7.02(b), as applicable, would not be satisfied, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances that arise that could reasonably be expected to result in an Endwave Material Adverse Effect or a GigOptix Material Adverse Effect, as the case may be.

Section 5.14 SEC Filings.

(a) Endwave will deliver promptly to GigOptix true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the Agreement Date and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by GigOptix or Merger Sub, as to which Endwave makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes hereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Endwave and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(b) GigOptix will deliver promptly to Endwave true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the Agreement Date and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Endwave, as to which GigOptix makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes hereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of GigOptix and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

Section 5.15 Employees. Endwave, prior to the Closing, and Surviving Corporation, immediately after the Effective Time and for such period of time as it determines in its sole discretion, shall continue the at-will employment of Endwave’s employees who remain employed by Endwave or its Subsidiaries at the Effective Time (the “Continuing Employees”) on terms and conditions commensurate with similarly situated employees of GigOptix or GigOptix’s Affiliates. Prior to the Effective Time, GigOptix shall make written offers of such employment terms and conditions, on behalf of the Surviving Corporation, to each Continuing Employee. Continuing Employees who are employed by the Surviving Corporation shall receive credit for service with Endwave and its Subsidiaries (including credit with predecessors recognized by Endwave and its Subsidiaries) for purposes of earning and accruing paid time off. Endwave shall, upon the request of GigOptix, take all required corporate action to terminate Endwave’s 401(k) plan, effective immediately prior to the Effective Time but contingent thereon. Endwave shall take all required corporate action to terminate all other Endwave Benefit Arrangements which it may terminate under Applicable Law and without the consent of any participants under such Endwave Benefit Arrangement, effective immediately prior to the Effective Time but contingent thereon.

Section 5.16 Endwave International Company Limited. Endwave shall cause John Mikulsky and Dan Teuthorn upon the Effective Time to transfer the two shares of stock of Endwave International Company Limited, an Endwave subsidiary and a corporation registered under the laws of Thailand, to GigOptix and to Lumera Corporation, respectively.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

Section 6.01 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before the SEC.

Section 6.02 State Securities Laws. GigOptix shall have obtained all necessary permits and qualifications required by any state in which a filing has been made pursuant to Section 5.04(f), or otherwise secured an exemption therefrom, in connection with the issuance of GigOptix Common Stock in the Merger or pursuant to Section 2.02, the failure of which to obtain would be reasonably likely to have an Endwave Material Adverse Effect or a GigOptix Material Adverse Effect.

Section 6.03 Stockholder Approval. The Stockholder Approval shall have been obtained.

Section 6.04 Governmental Clearances. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity, the failure of which to obtain or comply with would be reasonably likely to have an Endwave Material Adverse Effect or a GigOptix Material Adverse Effect, shall have been obtained or filed.

Section 6.05 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding that remains pending and that seeks, and that is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF ENDWAVE AND GIGOPTIX

Section 7.01 Additional Conditions To The Obligations Of Endwave. The obligations of Endwave to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Endwave:

(a) The representations and warranties of GigOptix and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of GigOptix and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the Agreement Date or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have a GigOptix Material Adverse Effect.

(b) GigOptix and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) GigOptix shall have furnished a certificate of GigOptix executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.01(a) and (b) of this Agreement.

(d) Since the Agreement Date, there shall not have occurred any event or occurrence and no circumstance shall exist that, alone or together with any one or more other events, occurrences or circumstances, has had, is having or would reasonably be expected to result in a Material Adverse Effect on GigOptix.

(e) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Section 4.03 of the GigOptix Disclosure Schedule shall have been obtained or made.

Section 7.02 Additional Conditions To The Obligations Of GigOptix And Merger Sub. The obligations of GigOptix and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by GigOptix:

(a) The representations and warranties of Endwave contained in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Endwave set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the Agreement Date or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have an Endwave Material Adverse Effect.

(b) Endwave shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Endwave shall have furnished a certificate of Endwave executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.02(a) and (b) of this Agreement.

(d) Since the Agreement Date, there shall not have occurred any event or occurrence and no circumstance shall exist that, alone or together with any one or more other events, occurrences or circumstances, has had, is having or would reasonably be expected to result in a Material Adverse Effect on Endwave.

(e) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Section 3.03 of the Endwave Disclosure Schedule shall have been obtained or made.

(f) As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed ten percent of the number of issued and outstanding shares of Endwave Common Stock on the record date for the Endwave Special Meeting.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval:

(a) by mutual written consent duly authorized by the boards of directors of GigOptix and Endwave;

(b) by either Endwave or GigOptix if the Merger shall not have been consummated by June 30, 2011 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of a covenant of such party set forth in this Agreement;

(c) by either Endwave or GigOptix if a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by Endwave or GigOptix if the Stockholder Approval shall not have been obtained by reason of the failure to hold a meeting or the failure to obtain the required vote at a meeting of Endwave stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Endwave where the failure to hold a meeting or the failure to obtain Stockholder Approval shall have been caused by the action or failure to act of Endwave (other than in compliance with Section 5.04(c)) and such action or failure to act constitutes a material breach by Endwave of its covenants set forth in this Agreement.

(e) by GigOptix or Endwave (at any time prior to the Effective Time) if an Endwave Triggering Event (as defined below) shall have occurred;

(f) by Endwave, upon a breach of any representation, warranty, covenant or agreement on the part of GigOptix set forth in this Agreement, or if any representation or warranty of GigOptix shall have become untrue, in either case such that the conditions set forth in Section 7.01(a) or Section 7.01(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in GigOptix’s representations and warranties or breach by GigOptix remains uncured on the date which is twenty business days following written notice of such breach or inaccuracy from Endwave to GigOptix (it being understood that Endwave may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached any of its covenants in this Agreement and remains in breach of such covenants as of the date of such termination);

(g) by GigOptix, upon a breach of any representation, warranty, covenant or agreement on the part of Endwave set forth in this Agreement, or if any representation or warranty of Endwave shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Endwave’s representations and warranties or breach by Endwave remains uncured on the date which is twenty business days following written notice of such breach or inaccuracy from GigOptix to Endwave (it being understood that GigOptix may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached any of its covenants in this Agreement and remains in breach of such covenants as of the date of such termination);

For the purposes of this Agreement, an “Endwave Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Endwave or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to GigOptix its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Endwave shall have failed to include in the Proxy Statement the recommendation of the board of directors of Endwave in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Endwave fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten days after GigOptix requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Endwave Acquisition Proposal; (iv) the board of directors of Endwave or any committee thereof shall have approved or recommended any Endwave Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Endwave shall have been commenced by a Person unaffiliated with GigOptix and Endwave shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Endwave recommends rejection of such tender or exchange offer.

Section 8.02 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.01 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.03, this Section 8.02, Section 8.03 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03 Fees and Expenses.

(a) General. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that GigOptix and Endwave shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) Endwave Payments. In the event that this Agreement is terminated by GigOptix or Endwave pursuant to Section 8.01(e), Endwave shall promptly, but in no event later than two days after the date of such termination, pay GigOptix a fee equal to $1,000,000, plus all reasonable documented expenses incurred by GigOptix in connection with this Agreement and the transactions contemplated hereby, in immediately available funds (the “Termination Fee”). Endwave acknowledges that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, GigOptix would not enter into this Agreement; accordingly, if Endwave fails to pay in a timely manner the amounts due pursuant to this Section 8.03(b) , and, in order to obtain such payment, GigOptix makes a claim that results in a judgment against Endwave for the amounts set forth in this Section 8.03(b), Endwave shall pay to GigOptix its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03(b) at the prime rate of interest that under current practice is listed as such under the heading “Money Rates” in the Eastern Edition of The Wall Street Journal on the date such payment was required to be made. Payment of the fees described in this Section 8.03(b) shall be credited toward any damages payable by Endwave in the event of breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of GigOptix, Merger Sub and Endwave at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the Endwave Stockholders, no such amendment or modification shall change the amount or form of the consideration to be received by the Endwave Stockholders in the Merger.

Section 9.02 Waiver of Compliance; Consents. Any failure of GigOptix or Merger Sub, on the one hand, or Endwave, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Endwave (with respect to any failure by GigOptix or Merger Sub) or GigOptix and Merger Sub (with respect to any failure by Endwave), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

Section 9.03 Survival; Investigations. The respective representations and warranties of GigOptix, Merger Sub and Endwave contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

(a)	if to Endwave, to:

130 Baytech Drive

San Jose, CA 95134

Telephone: (408) 522-3100

Facsimile: (408) 522-3197

Attention: President & Chief Executive Officer

with a copy to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Telephone: (415) 693-2000

Facsimile: (415) 693-2222

Attention: Jodie Bourdet, Esq.

(b)	if to GigOptix or to Merger Sub, to:

2300 Geng Road, Suite 250

Palo Alto, CA 94303

Telephone: (650) 424-1937

Facsimile: (650) 424-1938

Attention: Chief Executive Officer

with a copy to:

Nixon Peabody LLP

Two Palo Alto Square

3000 El Camino Real, Suite 500

Palo Alto, California 94306

Telephone: (650) 320-7700

Facsimile: (650) 320-7701

Attention: Jeffrey Selman, Esq.

Section 9.05 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

Section 9.06 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws. Courts within the State of Delaware will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

Section 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.08 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

Section 9.09 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

Section 9.10 Entire Agreement. This Agreement and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Endwave Disclosure Schedule and the GigOptix Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

Section 9.11 Definition of “law”. When used in this Agreement “law” refers to any Applicable Law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

Section 9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

[signature page follows]

IN WITNESS WHEREOF, GigOptix, Merger Sub and Endwave have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

GIGOPTIX, INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: President and Chief Executive Officer

AERIE ACQUISITION CORPORATION

By:	/s/ Avi Katz
Name: Avi Katz
Title: President

ENDWAVE CORPORATION

By:	/s/ John Mikulsky
Name: John Mikulsky
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTIFICATE OF MERGER

MERGING

AERIE ACQUISITION CORPORATION

WITH AND INTO

ENDWAVE CORPORATION

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

Endwave Corporation, a Delaware corporation (“Endwave”), does hereby certify to the following facts relating to the merger (the “Merger”) of Aerie Acquisition Corporation, a Delaware corporation (the “Company”), with and into Endwave with Endwave continuing as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST: The Company and Endwave are each incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Company and Endwave are the constituent corporations in the Merger.

SECOND: An Agreement and Plan of Merger (the “Agreement of Merger”) has been approved, adopted, certified, executed and acknowledged by the Company and Endwave in accordance with the provisions of Section 251 of the DGCL.

THIRD: The surviving corporation of the Merger shall be Endwave Corporation.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be superseded and replaced in its entirety with the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

FIFTH: The executed Agreement of Merger is on file at an office of the Surviving Corporation located at 2300 Geng Road, Suite 250, Palo Alto, CA 94303, Attention: Chief Executive Officer

SIXTH: A copy of the executed Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Endwave has caused this Certificate of Merger to be executed by its duly authorized officer, as of [                        ], 2011.

Endwave Corporation

By:

Name:

Title:

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENDWAVE CORPORATION

ARTICLE I

The name of the corporation is ENDWAVE CORPORATION (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, in the city of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

Exhibit A - 1

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same may be amended from time to time, or by any other applicable state law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or other applicable state law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable state law, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such directors and officers (and any other persons to which Delaware or other applicable state law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation, or other person indemnified by the Corporation, with respect to any acts or omissions of such director, officer or other person existing at the time of such repeal or modification.

Exhibit A - 2